AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  August 15,  2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO THE

FORM 10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HALBERD CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado	8731	87-3538414
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer ID No., if applicable)

P.O. Box 25

Jackson Center, Pennsylvania 16133

(814) 786--8849

(Address and telephone number of Registrant’s principal executive offices)

William A. Hartman (814) 786-8849

1362 Springfield Church Rd, Jackson Center, Pennsylvania 16133

(Name, address (including zip code) and telephone number (including area code) of contact person and agent for service in the United States)

Securities to Be Registered Pursuant to Section 12(b) of the Act: None

Securities to Be Registered Pursuant to Section 12(g) of the Act:

Title of Class to Be So Registered: Common Stock

Indicate by check mark whether the Registrant is a large accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” ‘accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Emerging Growth Company	☐
Smaller Reporting Company	☒

If an emerging growth company, indicate by check mark if the Registrant elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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ITEM 1 BUSINESS

Halberd Corporation (“Halberd,” “HALB” or the “Company”) was originally incorporated in Nevada January 26, 2009 and, after going through multiple prior reorganizations was re-incorporated in Colorado in May 2020. By way of background, HALB changed its name to Tykhe Corporation on April 22, 2014. It then redomiciled to Colorado and changed its name to Alaric Corporation on January 25, 2017. Finally, on March 22, 2020, it changed its name to HALB Transition Corporation, before engaging in a reorganization whereby the name of the public company again became Halberd Corporation with a subsidiary named Alaric Corporation.

Halberd believes its extracorporeal technological approach is both unique and adaptable to many disease states. Accordingly, Halberd’s team of professionals has employed its skills, resources and focus to concentrate on developing treatments against some of the world’s more persistent diseases, including Alzheimer’s Disease, PTSD, Parkinson’s Disease, epilepsy and other neurodegenerative diseases, sepsis, meningitis and pandemics. Except for select trade secrets, Halberd’s technology is incorporated into three issued U.S. Patents covering extracorporeal treatment of disease, and 20 related provisional patent applications.

The Company’s trading symbol is HALB, currently a Pink Sheet/OTC Markets-traded security. Only HALB’s common stock ($0.0001 par value) is traded at this time. The total shares authorized as of March 31, 2022 is 800,000,000 shares. HALB’s shares outstanding as of March 31, 2022 are 513,650,338 shares. The Company has 83 shareholders of record (common stock). There are no outstanding promissory, convertible notes or debt arrangements. There are 484,350,000 net warrants at varying exercise prices and 10,000,000 net outstanding preferred shares (with voting rights) outstanding as described in the footnotes to Item 4 below. Neither the Company nor any affiliate, director or officer is the subject of an any criminal or civil action (the so-called “bad boy” provisions), nor is any pending or threated.

Halberd’s technology is based on the philosophy that the best way to treat any disease is to eliminate the pathophysiologic basis (or cause) of the disease. This is done through extracorporeal treatment of the applicable bodily fluid – blood or cerebral spinal fluid (CSF). This approach can be applied to eliminate virtually any disease, without the use of potentially harmful chemical drugs injected or ingested into a patient, and with virtually zero side effects.

Through Halberd’s extracorporeal treatment, no disease can escape elimination, including diseases previously considered “incurable”. This approach seeks to remove the basis of the disease, instead of adding things to the body and, in our opinion has the potential to revolutionize medicine. For example, this approach could eventually eliminate the need for medications and drugs as we know them today. In that context, management believes that every pharmaceutical company has to ask themselves two questions: 1) What happens to us if we do partner with Halberd? and 2) What happens to us if we don’t partner with Halberd…and the competition does?

Halberd has demonstrated the extracorporeal elimination from CSF, in vitro, of ten key proteins/cytokines associated with the principal neurodegenerative diseases which affect nearly 40 million people in the US alone. This elimination was accomplished by exposing the treated CSF (conjoined antibodies and metallic nanoparticles) to a tuned laser, for 20 minutes or less, or exposure to radio frequency energy. It also accomplished this by chemically binding antibodies against the target antigen to the surfaces of a filtering cartridge (similar to dialysis). Halberd also accomplished the successful elimination of E. coli in buffer solution through this same process.

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Halberd faces numerous challenges going forward, including proof of safety and efficacy to FDA standards. To that end, Halberd has been approved as a government contractor and has applied for a $75,000,000 development contract in the area of PTSD and traumatic brain injury for the Department of Defense.

Our next phase of development will be to eliminate a subset of the target neuro-degenerative disease antigens from blood serum, followed immediately by animal testing in conjunction with a major university.

Halberd is seeking an experienced partner in the development, FDA approval and commercialization of biomedical products. If Halberd cannot secure a viable relationship with such a partner, Halberd plans to secure the services of CRO’s and/or CMO’s. hiring the talent necessary to achieve commercialization.

Halberd has in fact engaged the services of the Phoenix Group, Inc. (“Phoenix”), an experienced government contract organization skilled in securing contracts for deserving companies seeking contracts with the Department of Defense (“DoD”). A $20,000 retainer has been paid and the associated engagement agreement is now an exhibit to this Form 10 filing. The Phoenix representative has met with DoD and various agencies within the DoD.  Phoenix has advised us we were determined by the Department of Defense to be compliant with the requirements of The National Defense Authorization Act – 116 Congress; 10 U.S.C. 2371b Prototype is Sec 819 to carry out Prototype Projects.  Halberd, through Phoenix, has also taken preliminary actions in that shepherding process, including the issuance of a DUNS number (117910200) and COMMERCIAL AND GOVERNMENT ENTITY (CAGE) CODE (97PF7), the first step in seeking approval of its formal whitepaper submission for a $75,000,000 contract under the  National Defense Authorization Act (made permanent and codified by 10 U.S.C 2371b).

Previous diseases classified as “uncurable” are labeled such due to the fact that no drug or treatment exists to alleviate the symptoms or root cause of a given disease.  Halberd’s patented extracorporeal treatment is designed to eliminate the root cause of the disease.  By creating “designer antibodies” with a strong affinity to the targeted disease antigen (and, in turn, conjugate them to metallic nanoparticles), these conjugates (to date) have acted like a magnet to the target disease antigen. This combination of antibody-metallic nanoparticle-antigen can then be irradiated with laser emissive energy, causing the metallic nanoparticles to generate localized heating-- which kills the target antigen. (It has been well known for over a century that elevated temperatures kill germs, whether viral, bacterial and disease antigens).  Halberd’s methoology is highly selective and only targets the desired elements for elimination and subsequent removal from blood or cerebro-spinal fluid. Our experience suggests that no disease can develop a resistance to this treatment since the elimination method is flash sterilization via elevated temperature of the disease antigen molecule.

This methodology can also be applied through bonding of the “designer antibody” to a surface over which the select bodily fluid is flowed.  The antibody again acts like a magnet attracting and retaining the target antigens--and only the target antigens--to the bonding surface.  This can be accomplished through a process similar to dialysis, albeit with different filter cartridges for different diseases.  After treatment, the cartridges are disposed of through normal biohazard waste disposal means.  As with the laser eradication described above,  no disease can develop a resistance to this elimination method since it a removal process, without the use of drugs.

Halberd is also developing a treatment methodology which does not even require conjoining of metallic nanoparticles to the body or laser heating of the anti-body complex. –with high affinity for disposable collection. Halberd in fact is developing s simpler methodology than the process described above. That would eliminate the need for metallic  nanoparticles and laser heating, a process that we are confident would be less costly and with reduced both complexity  and training required.

See Exhibit 10.4 for our list of patents issued over time as well as the attached 3 page Patent Office foundational patents list (Exhibit 10.7) summarizing Halberd’s underlying technology The first patent was issued in 2014 and the most recent patent was issued in 2021. All patents expire by their terms 20 years from the date of issuance. That means the HALB protections will roll off/expire between 2034 and 2041. The patents are owned by MARV Enterprises, LLC (“MARV”). MARV, in turn, is owned by Dr. Mitchell S. Felder, Halberd’s Chief Technology Officer.) The patents are licensed to Halberd per the attached Exhibit 10.8. Halberd is responsible for the protection of these patents. The pre-issued patents embody Halberd’s structural base for our business (augmented by Halberd which has had international protection of its patents under the Patent Cooperation Treaty (“PCT”) in approximately 150 countries). Halberd has executed an exclusive License Agreement with Dr. Felder/MARV under which MARV is paid a royalty of 5% of the net profits associated with Halberd’s commercialization of the protected patents.

Diseases classified as “uncurable” are labeled such due to the fact that no drug or treatment exists to alleviate the symptoms or root cause of a given  disease.  Halberd’s patented extracorporeal treatment is designed to eliminate the root cause of the disease.  By creating “designer antibodies” with a strong affinity to the targeted disease antigen (and, in turn, conjugate them to metallic nanoparticles), these conjugates (to date) have acted like a magnet to the target disease antigen. This combination of antibody-metallic nanoparticle and antigen can then be irradiated with laser emissive energy, causing the metallic nanoparticles to generate localized heating-- which kills the target antigen.  Halberd’s methodology is highly selective and only targets the desired elements for elimination and subsequent removal from blood or cerebro-spinal fluid. Our experience suggests that no disease can develop a resistance to this treatment since the elimination method is flash sterilization via elevated temperature of the disease antigen molecule.

we are confident would be simpler, less costly and with reduced complexity and training required.

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This methodology can also be applied through bonding of the “designer antibody” to a surface over which the select bodily fluid is flowed.  The antibody again acts like a magnet attracting and retaining the target antigens, and only the target antigens, to the bonding surface.  This can be accomplished through a process similar to dialysis, but with different filter cartridges for different diseases.  After treatment, the cartridges are disposed of through normal biohazard waste disposal means.  As with the laser eradication described above,  no disease can develop a resistance to this elimination method since it a removal process, without the use of drugs

Since our initial Form 10 filing with the SEC, HALB has  continued negotiations related to entering into  a Sponsored Research Agreement with Mississippi State University (“Mississippi”) to guide and potentially conduct animal testing for Halberd . (This is in addition to the research work well underway with both Arizona State University and Youngstown State University.) Halberd, relative to its competitors in this space, has limited funds.  As a result, animal testing at a reasonable price and special efficiency is essential. Very specifically, Halberd believes that its “optimal strategy” requires judicious use of animal tests and taking advantage of Mississippi’s acknowledged expertise in animal testing expertise will result in savings in cost and timing. In due course, we expect to engage Mississippi and, in fact, we have already had substantive discussions regarding costs of clinical trials, timing and alternatives that might reduce costs apropos to CTE, PTSD and suicides within the military.

Moreover, Halberd is diligently  working hard to find potential partners in the pharmaceutical industry, whether individuals or organizations.  In that context, since our initial filing with SEC, the Company has engaged the services of mdi Consultants, Inc (“mdi”), an FDA process consulting firm. mdi has represented companies with over 4,000 products that have gone through the FDA protocols. Such Consulting Research Agreement is attached as Exhibit 10.6.. mdi specializes in assisting companies which need to navigate the FDA’s complex requirements and protocols to obtain authorization to market medical devices and services. As part of its outreach to the industry, Halberd issues  press releases frequently to keep pharmaceutical companies aware of our research efforts.  As a further example, we are convinced that the HALB extracorporeal treatments would increase the efficacy of existing “monoclonal anti-bodies” cocktaisl.  [Such outreach has resulted in Halberd  getting an endorsement from the NFL Retired Players Association  regarding the use of Halberd’s extracorporeal treatment relating to CTE and traumatic brain injuries:  Halberd expects to work with mdi to obtain FDA Emergency Use Authorization of Halberd’s technology for select conditions and afflictions. Our objective, ultimately, is for our extracorporeal treatment to become “accepted practice” or “normal care.  To get to that objective, we actively seek out joint ventures, partnerships, contract relationships and consultants or advisors which could bring revenue to the Company.

The support we have received to date has only come from Epidemiologic Solutions Corporation (“ESC”), approximately $1,200,000 in total, and a$150,000 SBA loan. Management meanwhile continues active pursuit of grants, contracts, partnerships and related sources of third-party funding to complement the monthly charitable payments. The cornerstone of our effort is Arizona State University (“ASU”), a leader in molecular sciences, the discipline underlying Halberd’s extracorporeal treatment. After doing a thorough review of what was most needed in the way of educational and pharmaceutical connections, ASU became the winner…over and above ASU’s leadership in molecular science. (ASU also complements the expertise offered by Youngstown State University and Mississippi State. University.) Upon ASU’s engagement in August 2020, patent counsel was engaged and Halberd directed ASU to commence work from among multiple research projects, the research targeting antigens.

Halberd’s broad technical capabilities are embodied in its key personnel listed below, the first group being officers and directors and the second group being consultants and advisors.

William A. Hartman is our Chairman of the Board of Directors, President and Chief Executive Officer. From March 2008 until May 2020, Mr. Hartman was President and CEO of Premier Biomedical, Inc. From October 2006 to March 2008, Mr. Hartman was the Chief Operating Officer of Nanologix, Inc. From July 1991 to July 2000, Mr. Hartman was a Director at TRW Automotive. From 1984 to 1991, Mr. Hartman was Chief Engineer at TRW Automotive and from 1979 to 1984, he was Division Quality Compliance Manager at Ford Motor Company. At TRW Automotive, Mr. Hartman was one of the auto industry pioneers of the concept of grouping related components into systems and modules and shipping just-in-time to the vehicle assembly plants. He founded and headed a separate business group within TRW Automotive with plants in the U.S., Mexico and Europe with combined annual sales of $1.3 Billion. Academic credentials include a BSME degree from Youngstown State University and a MSIA degree (Industrial Administration/Management) from the University of Michigan.

Contact: W.Hartman@halberdcorporation.com

Mitchell S. Felder, MD, is our Chief Technology Officer, Member of the Scientific Advisory Board and a prolific inventor. He is a Board Certified Neurologist, former Chairman of the Board of Premier Biomedical, former CEO, President, Chairman and founder of Infectech and Nanologix. Dr. Felder acquired a B.A. Degree from the University of Pennsylvania in 1975 and a M.D. Degree from the University of Rome, Faculty of Medicine in 1983. Dr. Felder did his residency at Saint Vincent Hospital in New York, New York, where he was chosen to be Chief Resident in Neurology. He has been Board Certified by both the American Academy of Clinical Neurology and the American Board of Psychiatry and Neurology. Dr. Felder is a Clinical Assistant Professor in the Department of Neurology at the Texas Tech University Health Sciences Center. Dr. Felder has authored or co-authored six publications, three studies and has currently 18 issued patents. Dr. Felder was the Acting Chief of the Department of Neurology, Sharon Regional Health System from 1989 until 2001. Dr. Felder served as the Acting Chief of the Department of Neurology at the William Beaumont Army Medical Center in 2011.

Mitchell S. Felder, MD, is our Chief Technology Officer, Member of the Scientific Advisory Board and a prolific inventor. He is a Board Certified Neurologist, former Chairman of the Board of Premier Biomedical, former CEO, President, Chairman and founder of Infectech and Nanologix. Dr. Felder acquired a B.A. Degree from the University of Pennsylvania in 1975 and a M.D. Degree from the University of Rome, Faculty of Medicine in 1983. Dr. Felder did his residency at Saint Vincent Hospital in New York New York, where he was chosen to be Chief Resident in Neurology. He has been Board Certified by both the American Academy of Clinical Neurology and the American Board of Psychiatry and Neurology. Dr. Felder is a Clinical Assistant Professor in the Department of Neurology at the Texas Tech University Health Sciences Center. Dr. Felder has authored or co-authored six publications, three studies and has currently 18 issued patents. Dr. Felder was the Acting Chief of the Department of Neurology, Sharon Regional Health System from 1989 until 2001. Dr. Felder served as the Acting Chief of the Department of Neurology at the William Beaumont Army Medical Center in 2011.

Contact: M.Felder@halberdcorporation.com

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Patricio F. Reyes, MD, FAAN , is our Chief Technical Officer and a member of our Board of Directors. He is board certified and a neuropathologist who is Chief Medical Officer and Board Member of the Retired National Football League Players Association. He is a board member, and former Chair of the Education Committee and 2009 Distinguished Educator of the Association of Ringside Physicians. He is a Fellow of the American Academy of Neurology and was former Professor of Neurology and Neuropathology at Thomas Jefferson Medical School in Philadelphia, Pennsylvania and Professor of Neurology, Pathology and Psychiatry at Creighton University School of Medicine in Omaha, Nebraska.

Dr. Reyes is a co-founder, Chief Medical Officer and Chair of the Scientific Advisory Board of Yuma Therapeutics, Inc., a Harvard Medical School affiliated Biotechnology Company that develops new diagnostic markers and treatment for Alzheimer’s disease and traumatic brain injury. Dr. Reyes is a pioneer in the fields of Aging, Alzheimer’s disease and other neurodegenerative diseases. He established the first Dementia and Alzheimer’s disease clinic and Rapid Brain Autopsy System in the country while he was in Texas and subsequently in Pennsylvania and Nebraska. He was one of the principal investigators who worked on multiple clinical trials that led to the first US FDA approved drug for Alzheimer’s disease and the only skin patch treatment for the same disorder. He and his co-workers were one of the first to describe the olfactory deficits and their anatomical and neuropathological changes in Alzheimer’s disease.

Dr. Reyes obtained his medical degree from the University of the Philippines and started his residency in Internal Medicine and Neurology at the Philippine General Hospital. He pursued his training in Adult and Child Neurology at the University of Kentucky Medical Center, and Neuropathology at the University of Miami School of Medicine. His first academic position was to head the Neurology Division of Audie Murphy VA Hospital and as an assistant professor of Neurology and Pathology at the University of Texas Health Science Center in San Antonio.

Contact: P.Reyes@halberdcorporation.com

John S. Borza, PE, MBA, VMA, is our Chief Operating Officer and a member of our Board of Directors. Prior to May 2020, Mr. Borza was Executive Vice President and a member of Premier Biomedical’s Board of Directors. Mr. Borza is currently the President and Chief Executive Officer of Value Innovation, LLC, a consulting firm focused on value engineering and creative problem solving, where he has served since August 2009. Prior to Value Innovation, Mr. Borza was a Specialist with TRW Automotive from September 2007 to September 2009, and a Director at TRW Automotive from May 1999 to September 2007. Earlier in his career, Mr. Borza worked in R&D for 12 years on a variety of products and technologies, in various capacities ranging from Engineer to Chief Engineer, before moving into launch and production support roles. Mr. Borza is a Registered Professional Engineer (Michigan), an Altshuller Institute certified TRIZ Practitioner, and a SAVE International certified Value Management Associate. He is active in the local chapter of SAVE International. Mr. Borza holds a BS degree in Electrical Engineering and an MBA from the University of Michigan.

Contact: J.Borza@halberdcorporation.com

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Heidi H. Carl is our accounting director .  From May 2009 to May 2020, Ms. Carl was the Chief Financial Officer and Board Member of Premier Biomedical, Inc. From June 2007 to May 2009, Ms. Carl was the Product Development Specialist at General Motors Corporation. From May 2006 to May 2007, she idi was the Associate Marketing Manager at General Motors Corporation. From May 2003 to May 2006, Ms. Carl was a Marketing Specialist at General Motors Corporation and, from May 1999 to May 2003, she was the District Area Parts Manager over 40 dealerships in three states in the southeast at General Motors Corporation. Academic credentials include a BSBA Degree from Madonna University and an ASBA Degree from Oakland Community College.

Heidi H. Carl is our accounting director.  From May 2009 to May 2020, Ms. Carl was the Chief Financial Officer and Board Member of Premier Biomedical, Inc. From June 2007 to May 2009, Ms. Carl was the Product Development Specialist at General Motors Corporation. From May 2006 to May 2007, she idi was the Associate Marketing Manager at General Motors Corporation. From May 2003 to May 2006, Ms. Carl was a Marketing Specialist at General Motors Corporation and, from May 1999 to May 2003, she was the District Area Parts Manager over 40 dealerships in three states in the southeast at General Motors Corporation. Academic credentials include a BSBA Degree from Madonna University and an ASBA Degree from Oakland Community College.

Contact: H.Carl@halberdcorporation.com

Advisors and Consultants

Abdon Luiz Goncalves Nanhay, MD: Dr. Nanhay is a Brazilian physician with over 25 years of experience in general health care and biological sciences. Dr. Nanhay’s experience includes emergency medicine, pediatrics, primary care and mental epidemiology, health management and coordination of clinical research. Dr. Nanhay also worked for medical and educational institutions including the World Health Organization (WHO), UERJ - State University of Rio de Janeiro, State Secretary of Education and Health Secretariat of São João de Meriti City and in the Brazilian Navy. Dr. Nanhay is a technical and biological sciences consultant in South and Central American medicine (including the Amazon rain forest) as well as regulatory requirements in the Southern Hemisphere.  Dr. Nanhay is a technical and biological sciences consultant in South and Central American medicine (including the Amazon rain forest) as well as regulatory requirements in the Southern Hemisphere.

Currently, he is a Senior Fellow   at the New Westminster College of the Caucasus University in Tbilisi, Georgia and elected Member of the British Royal Society of Biology, London, UK, in 2020. He is also an International Volunteer of the Royal College of General Practitioners of Canada.

Edson Luís de Brito, MIBMM: Mr. de Brito is CEO and Chief Business Development Officer of Cellybri Advanced Therapies in Brazil. Mr. Brito graduated with a Chemistry degree from Faculdade São Bernardo and went on to study Pharmacology and Biochemistry at the Universidade Bandeirante de São Paulo, Brazil. He is a registered member of the Conselho Regional de Farmacia de São Paulo. Mr. Brito obtained a Master’s degree in International Business Management and Marketing from the Instituto Paulista de Ensino e Pesquisa (IPEP) in São Paulo.

Edson Luís de Brito: Mr. Brito is a technical consultant skilled in international pharmacology business, CEO and owner of a pharmaceutical distribution company and is familiar with the international pharmaceutical industry (Central and South America as well as Korea). Mr. Brito graduated with a Chemistry degree from Faculdade São Bernardo and went on to study Pharmacology and Biochemistry at the Universidade Bandeirante de São Paulo, Brazil.  He is a registered member of the Conselho Regional de Farmacia de São Paulo.  Mr. Brito obtained a Master’s degree in International Business Management and Markerting from the Instituto Paulista de Ensino e Pesquisa (IPEP) in São Paulo.Mr. Brito has held various positions in sales and business development for a number of prominent pharma and biochemical companies in Brazil, and currently holds the position of Chief Business Development Officer and CEO of Cellybri Advanced Therapies in Brazil.  Prior to his current position, Mr. Brito was Executive Consultant for Central and South America for the Korea Health Industry Development Institute – KHIDI of Seoul, South Korea.  Prior to that, he held the position of Director of Business Development for Auramedi Farmaceutica, in Brazil.

Mr. Brito has held various positions in sales and business development for a number of prominent pharma and biochemical companies in Brazil, and currently holds the position of Chief Business Development Officer and CEO of Cellybri Advanced Therapies in Brazil. Prior to his current position, Mr. Brito was Executive Consultant for Central and South America for the Korea Health Industry Development Institute – KHIDI of Seoul, South Korea. Prior to that, he held the position of Director of Business Development for Auramedi Farmaceutica, in Brazil.

David Wilson, M Ed: Mr. Wilson is a Clinically Certified Forensics Counselor. Wilson was Chief Administrative Officer and an instructor in the Department of Psychiatry at the University of Mississippi Medical Center. He has been responsible for the coordination of research and research grants, securing funding for research in school violence, addiction behavior and special projects. He has served as Director of three Mental Health Centers in Arkansas and assisted The Southern Research Group in Jackson on assigned projects. He maintains a private practice mainly in the area of forensic s while still engaging in patient treatment. Mr. Wilson is a business and technical consultant to the Company and a member of Halberd’s Advisory Board. His extensive network of professional contacts contribute to his value to the Company.  Mr. Wilson was Chief Administrative Officer in the Department of Psychiatry at the University of Mississippi Medical Center.  Mr. Wilson  has served as Director of three Mental Health Centers in Arkansas and assisted The Southern Research Group in Jackson on assigned projects.

Ned Kronfol, MD, is certified by the American Board of Internal Medicine and retired in 2019 as Adjunct Clinical Professor from the William Carey University College of Osteopathic Medicine. Among many other notable accomplishments, Dr. Kronfol served as Medical Director- Renal Care Group/Fresenius Kidney Cat Lake Village, AR from 1987-2017.

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Carl Eller:  Mr.  Eller is a retired, six  time Pro Bowl Player and NFL Pro Football Hall of Famer as well as President of the NFL Retired Players Association, was drafted in 1964 as the league’s 6th pick overall by the Minnesota Vikings, he became a major factor as a defensive end with the unit known as the “Purple People Eaters.” Eller became a six-time Pro Bowl player who appeared in four Super Bowls and is currently focused on helping former players transition into retirement. He is also a champion for raising awareness of Chronic Traumatic Encephalopathy (CTE) and PTSD, which is recognized as a growing problem in many professional, college, and even high school sports. Mr. Eller is a licensed drug and alcohol counselor, and founded a group of substance-abuse clinics in the Twin Cities called Triumph Life Centers. He obtained a college degree in Human Services from Metropolitan State University in 1994. He is currently focused on helping former players transition into retirement and suicides in the military.

ITEM 1A RISK FACTORS

Risks Related to Our Business

We are substantially dependent on revenue from our products and services, grants/contract awards.

Our revenue depends upon continued sales of our products as well as the financial rights we have in our therapeutic products and services existing or under development, and grants/contracts from the government or philanthropic organizations. A significant portion of our future revenue will be concentrated on sales of our products/technology. Any of the following negative developments relating to any of our products may adversely affect our revenue and results of operations or could cause a decline in our stock price:

•	the introduction or greater acceptance of competing products, including new originator therapies, generics, prodrugs and biosimilars of existing products and products approved under abbreviated regulatory pathways;
•	safety or efficacy issues;
•	limitations and additional pressures on product pricing or price increases, including those resulting from governmental or regulatory requirements; increased competition, including from generic or biosimilar versions of our products; or changes in, or implementation of, reimbursement policies and practices of payors and other third-parties;
•	adverse legal, administrative, regulatory or legislative developments;
•	our ability to maintain a positive reputation among patients, healthcare providers and others, which may be impacted by our pricing and reimbursement decisions; or
•	the inability or reluctance of patients to receive a diagnosis, prescription or administration of our products or a decision to prescribe and administer competitive products.

Some of our products and services are in the early stages of commercial launch in the U.S. In addition to risks associated with new product launches and the other factors described in these Risk Factors, our ability to successfully commercialize our prospective products and services may be adversely affected due to:

•	the lack of readiness of healthcare providers to initiate treatment as well as our ability to successfully identify eligible patients based on the information included in the respective products and services label(s);
•	concern regarding any accelerated approval of our products or services and associated data;
•	our ability to obtain and maintain reimbursement for our prospective products or services;
•	the lack of market acceptance of our products or services;
•	the effectiveness of our commercial strategy for marketing our products or services;
•	delays in the manufacturing, distribution and supply of our products and services;
•	the approval of other new products for the same or similar indications; and
•	our ability to maintain a positive reputation among patients, healthcare providers and others in the disease community we seek to serve--which may be impacted by our pricing and reimbursement decisions.

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Our long-term success depends upon the successful development of new products and additional indications for our existing products.

Our long-term success will depend upon the successful development of new products and/or services from our research and development activities or our licensees or acquisitions from third-parties, including our commercialization agreements as well as additional indications for our existing products.

Product development is very expensive and involves a high degree of uncertainty and risk and may not be successful. Only a small number of research and development programs result in the commercialization of a product.

It is difficult to predict the success and the time and cost of product development of novel approaches for the treatment of diseases. The development of novel approaches for the treatment of diseases, including development efforts in new modalities such as those based on the antisense oligonucleotide platform and gene therapy, may present additional challenges and risks, including obtaining approval from regulatory authorities that have limited experience with the development of such therapies.

Clinical trial data are subject to differing interpretations and, even if we view data as sufficient to support the safety, effectiveness and/or approval of an investigational therapy, regulatory authorities may disagree and may require additional data, limit the scope of the approval or deny approval altogether. Furthermore, the approval of a product candidate by one regulatory agency does not mean that other regulatory agencies will also approve such product candidate.

Success in preclinical work or early-stage clinical trials does not ensure that later stage or larger scale clinical trials will be successful. Clinical trials may indicate that our product candidates lack efficacy, have harmful side effects, result in unexpected adverse events or raise other concerns that may significantly reduce the likelihood of regulatory approval. This may result in terminated programs, significant restrictions on use and safety warnings in an approved label, adverse placement within the treatment paradigm or significant reduction in the commercial potential of the product candidate.

Even if we could successfully develop new products or indications, we may make a strategic decision to discontinue development of a product candidate or indication if, for example, we believe commercialization will be difficult relative to the standard of care or we prefer to pursue other opportunities in our pipeline.

Sales of new products or services or products or services with additional indications may not meet investor expectations.

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If we fail to compete effectively, our business and market position would suffer.

The biopharmaceutical industry and the markets in which we operate are intensely competitive. We compete in the marketing and sale of our products, the development of new products and processes, the acquisition of rights to new products with commercial potential and the hiring and retention of personnel. We compete with biotechnology and pharmaceutical companies that have a greater number of products and services in the market than in our pipeline, and many have substantially greater financial, marketing, research and development and other resources and other technological or competitive advantages than do we.

Our products continue to face increasing competition from the introduction of new originator therapies, generics, prodrugs and biosimilars of existing products and products approved under abbreviated regulatory pathways. Some of these products are likely to be sold at substantially lower prices than our branded products. The introduction of such products as well as other lower-priced competing products has reduced, and may in the future, significantly reduce both the price that we are able to charge for our products and the volume of products we sell, which will negatively impact our revenue. In addition, in some markets, when a generic or biosimilar version of one of our products is commercialized, it may be automatically substituted for our product and significantly reduce our revenue in a short period of time.

Our ability to compete, maintain and grow our business may also be adversely affected due to a number of factors, including:

•	the introduction of other products, including products that may be more efficacious, safer, less expensive or more convenient alternatives to our products, including our own products and products of our collaborators;
•	the off-label use by physicians of therapies indicated for other conditions to treat patients;
•	patient dynamics, including the size of the patient population and our ability to identify, attract and maintain new and current patients to our therapies;
•	the reluctance of physicians to prescribe, and patients to use, our products without additional data on the efficacy and safety of such products;
•	damage to physician and patient confidence in any of our products, generic or biosimilars of our products or any other product from the same class as one of our products, or to our sales and reputation as a result of label changes, pricing and reimbursement decisions or adverse experiences or events that may occur with patients treated with our products or generic or biosimilars of our products;
•	inability to obtain appropriate pricing and reimbursement for our products compared to our competitors in key international markets; or
•	our ability to obtain and maintain patent, data or market exclusivity for our products. See as well our overview as to competition discussion in “business.”

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Our business may be adversely affected if we do not successfully execute or realize the anticipated benefits of our strategic and growth initiatives.

The successful execution of our strategic and growth initiatives may depend upon internal development projects, commercial initiatives and external opportunities, which may include the acquisition and in-licensing of products, technologies and companies or the entry into strategic alliances and collaborations.

While we believe we have a number of promising products and services in our pipeline, failure or delay of internal development projects to advance or difficulties in executing on our commercial initiatives could impact our current and future growth, resulting in additional reliance on external development opportunities for growth.

Supporting the further development of our existing products and potential new products in our pipeline will require significant capital expenditures and management resources, including investments in research and development, sales and marketing, manufacturing capabilities and other areas of our business. We have made, and may continue to make, significant operating and capital expenditures for potential new products prior to regulatory approval with no assurance that such investment will be recouped, which may adversely affect our financial condition, business and operations.

The availability of high quality, fairly valued external product development is limited and the opportunity for their acquisition is highly competitive. As such, we are not certain that we will be able to identify suitable candidates for acquisition or if we will be able to reach agreement.

We may fail to initiate or complete transactions for many reasons, including failure to obtain regulatory or other approvals as well as disputes or litigation. Furthermore, we may not be able to achieve the full strategic and financial benefits expected to result from transactions, or the benefits may be delayed or not occur at all. We may also face additional costs or liabilities in completed transactions that were not contemplated prior to completion.

Any failure in the execution of a transaction, in the integration of an acquired asset or business or in achieving expected synergies could result in slower growth, higher than expected costs, the recording of asset impairment charges and other actions which could adversely affect our business, financial condition and results of operations.

Sales of our products depend, to a significant extent, on adequate coverage, pricing and reimbursement from third-party payors, which are subject to increasing and intense pressure from political, social, competitive and other sources. Our inability to obtain and maintain adequate coverage, or a reduction in pricing or reimbursement, could have an adverse effect on our business, reputation, revenue and results of operations.

Sales of our products and services depend, to a significant extent, on adequate coverage, pricing and reimbursement from third-party payors. When a new pharmaceutical product is approved, the availability of government and private reimbursement for that product may be uncertain, as is the pricing and amount for which that product will be reimbursed.

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Pricing and reimbursement for our products may be adversely affected by a number of factors, including:

•	changes in, and implementation of, federal, state or foreign government regulations or private third-party payors’ reimbursement policies;
•	pressure by employers on private health insurance plans to reduce costs;
•	consolidation and increasing assertiveness of payors seeking price discounts or rebates in connection with the placement of our products on their formularies and, in some cases, the imposition of restrictions on access or coverage of particular drugs or pricing determined based on perceived value;
•	our ability to receive reimbursement for our products; and
•	our value-based contracting program pursuant to which we aim to tie the pricing of our products to their clinical values by either aligning price to patient outcomes or adjusting price for patients who discontinue therapy for any reason, including efficacy or tolerability concerns.

Our ability to set the price for our products varies significantly from country to country and, as a result, so can the price of our products. Certain countries set prices by reference to the prices in other countries where our products are marketed. Our inability to obtain and maintain adequate prices in a particular country may not only limit the revenue from our products within that country but may also adversely affect our ability to secure acceptable prices in existing and potential new markets, which may limit market growth. This may create the opportunity for trade or otherwise influence our decision to sell or not to sell a product or service, thus adversely affecting our geographic expansion plans and revenue.

Drug prices are under significant scrutiny in the markets in which our products are prescribed. We expect drug pricing and other health care costs to continue to be subject to intense political and societal pressures on a global basis. Competition from current and future competitors may negatively impact our ability to maintain pricing and our market share. New products marketed by our competitors could cause our revenue to decrease due to potential price reductions and lower sales volumes. Additionally, the introduction of generic or biosimilar versions of our products, follow-on products, prodrugs or products approved under abbreviated regulatory pathways may significantly reduce the price that we are able to charge for our products and the volume of products we sell.

Many payors continue to adopt benefit plan changes that shift a greater portion of prescription costs to patients, including more limited benefit plan designs, higher patient co-pay or co-insurance obligations and limitations on patients’ use of commercial manufacturer co-pay payment assistance programs (including through co-pay accumulator adjustment or maximization programs). Significant consolidation in the health insurance industry has resulted in a few large insurers and pharmacy benefit managers exerting greater pressure in pricing and usage negotiations with drug manufacturers, significantly increasing discounts and rebates required of manufacturers and limiting patient access and usage. Further consolidation among insurers, pharmacy benefit managers and other payors would increase the negotiating leverage such entities have over us and other drug manufacturers. Additional discounts, rebates, coverage or plan changes, restrictions or exclusions as described above could have a material adverse effect on sales of our affected products.

Our failure to obtain or maintain adequate coverage, pricing or reimbursement for our products could have an adverse effect on our business, reputation, revenue and results of operations.

12

We depend on relationships with collaborators, joint venture partners and other third-parties for revenue, and for the development, regulatory approval, commercialization and marketing of certain of our products and product candidates, which are outside of our full control.

We rely on a number of collaborators, joint ventures and other third-party relationships for revenue and the development, regulatory approval, commercialization and marketing of certain of our products and product candidates. We also outsource certain aspects of our regulatory affairs and clinical development relating to our products and product candidates to third-parties. Reliance on third-parties subjects us to a number of risks, including:

•	we may be unable to control the resources our collaborators, joint venture partners or third-parties devote to our programs, products or product candidates;
•	disputes may arise under an agreement, including with respect to the achievement and payment of milestones, payment of development or commercial costs, ownership of rights to technology developed, and the underlying agreement may fail to provide us with significant protection or may fail to be effectively enforced if the collaborators, joint ventures partners or third-parties fail to perform;
•	the interests of our collaborators, joint venture partners or third-parties may not always be aligned with our interests, and such parties may not pursue regulatory approvals or market a product in the same manner or to the same extent that we would, which could adversely affect our revenue, or may adopt tax strategies that could have an adverse effect on our business, results of operations or financial condition;
•	third-party relationships require the parties to cooperate, and failure to do so effectively could adversely affect product sales or the clinical development or regulatory approvals of product candidates under joint control, could result in termination of the research, development or commercialization of product candidates or could result in litigation or arbitration;
•	any failure on the part of our collaborators, joint venture partners or third-parties to comply with applicable laws, including tax laws, regulatory requirements and/or applicable contractual obligations or to fulfill any responsibilities they may have to protect and enforce any intellectual property rights underlying our products could have an adverse effect on our revenue as well as involve us in possible legal proceedings; and
•	any improper conduct or actions on the part of our collaborators, joint venture partners or third-parties could subject us to civil or criminal investigations and monetary and injunctive penalties, impact the accuracy and timing of our financial reporting and/or adversely impact our ability to conduct business, our operating results and our reputation.

Given these risks, there is considerable uncertainty regarding the success of our current and future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed, revenue from products could decline and/or we may not realize the anticipated benefits of these arrangements.

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Our results of operations may be adversely affected by current and potential future healthcare reforms.

In the U.S., federal and state legislatures, health agencies and third-party payors continue to focus on containing the cost of health care. Legislative and regulatory proposals, enactments to reform health care insurance programs and increasing pressure from social sources could significantly influence the manner in which our products are prescribed and purchased. For example, provisions of the Patient Protection and Affordable Care Act (“PPACA”) have resulted in changes in the way health care is paid for by both governmental and private insurers, including increased rebates owed by manufacturers under the Medicaid Drug Rebate Program, annual fees and taxes on manufacturers of certain branded prescription drugs, the requirement that manufacturers participate in a discount program for certain outpatient drugs under Medicare Part D and the expansion of the number of hospitals eligible for discounts under Section 340B of the Public Health Service Act. These changes have had and are expected to continue to have a significant impact on our business.

We may face uncertainties as a result of efforts to repeal, substantially modify or invalidate some or all of the provisions of the PPACA. There is no assurance that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

There is increasing public attention on the costs of prescription drugs and we expect drug pricing and other health care costs to continue to be subject to intense political and societal pressures on a global basis. For example, two committees of the U.S. House of Representatives are investigating the approval and price of Aduhelm. In addition, there have been, and are expected to continue to be, legislative proposals to address prescription drug pricing. Some of these proposals could have significant effects on our business, including an executive order issued in September 2020 to test a “most favored nation” model for Part B and Part D drugs that tie reimbursement rates to international drug pricing metrics. These actions and the uncertainty about the future of the PPACA and healthcare laws may put downward pressure on pharmaceutical pricing and increase our regulatory burdens and operating costs.

There is also significant economic pressure on state budgets, including as a result of the COVID-19 pandemic, that may result in states increasingly seeking to achieve budget savings through mechanisms that limit coverage or payment for our drugs. In recent years, some states have considered legislation and ballot initiatives that would control the prices of drugs, including laws to allow importation of pharmaceutical products from lower cost jurisdictions outside the U.S. and laws intended to impose price controls on state drug purchases. State Medicaid programs are increasingly requesting manufacturers to pay supplemental rebates and requiring prior authorization by the state program for use of any drug for which supplemental rebates are not being paid. Government efforts to reduce Medicaid expense may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding limitation on prices and reimbursement for our products.

In the E.U. and some other international markets, the government provides health care at low cost to consumers and regulates pharmaceutical prices, patient eligibility or reimbursement levels to control costs for the government-sponsored health care system. Many countries have announced or implemented measures and may in the future implement new or additional measures, to reduce health care costs to limit the overall level of government expenditures. These measures vary by country and may include, among other things, patient access restrictions, suspensions on price increases, prospective and possible retroactive price reductions and other recoupments and increased mandatory discounts or rebates, recoveries of past price increases and greater importation of drugs from lower-cost countries. These measures could negatively impact our revenue and results of operations in the future.

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Our success in commercializing biosimilars is subject to risks and uncertainties inherent in the development, manufacture and commercialization of biosimilars. If we are unsuccessful in such activities, our business may be adversely affected.

The development, manufacture and commercialization of biosimilar products require specialized expertise and are very costly and subject to complex regulation. Our success in commercializing biosimilars is subject to a number of risks, including:

•	Reliance on Third-Parties. We are dependent, in part, on the efforts of collaboration partners and other third-parties over whom we have limited or no control in the development and manufacturing of biosimilar products. If these third-parties fail to perform successfully, our biosimilar product development or commercialization of biosimilar products could be delayed, revenue from biosimilar products could decline and/or we may not realize the anticipated benefits of these arrangements;
•	Regulatory Compliance. Biosimilar products may face regulatory hurdles or delays due to the evolving and uncertain regulatory and commercial pathway of biosimilar products in certain jurisdictions;
•	Intellectual Property and Regulatory Challenges. Biosimilar products may face extensive patent clearances, patent infringement litigation, injunctions or regulatory challenges, which could prevent the commercial launch of a product or delay it for many years or result in imposition of monetary damages, penalties or other civil sanctions and damage our reputation;
•	Failure to Gain Market and Patient Acceptance. Market success of biosimilar products will be adversely affected if patients, physicians and/or payors do not accept biosimilar products as safe and efficacious products offering a more competitive price or other benefit over existing therapies;
•	Ability to Provide Adequate Supply. Manufacturing biosimilars is complex. If we encounter any manufacturing or supply chain difficulties, we may be unable to meet higher than anticipated demand. We are dependent on a third-party for the manufacture of our biosimilar products and such third-party may not perform its obligations in a timely and cost-effective manner or in compliance with applicable regulations and may be unable or unwilling to increase production capacity commensurate with demand for our existing or future biosimilar products; and
•	Competitive Challenges. Biosimilar products face significant competition, including from innovator products and biosimilar products offered by other companies. Local tendering processes may restrict biosimilar products from being marketed and sold in some jurisdictions. The number of competitors in a jurisdiction, the timing of approval and the ability to market biosimilar products successfully in a timely and cost-effective manner are additional factors that may impact our success.

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Risks Related to Intellectual Property

If we are unable to obtain and maintain adequate protection for our data, intellectual property and other proprietary rights, our business may be harmed.

Our success, including our long-term viability and growth, depends, in part, on our ability to obtain and defend patent and other intellectual property rights, including certain regulatory forms of exclusivity, that are important to the commercialization of our products and product candidates. Patent protection and/or regulatory exclusivity in the U.S. and other important markets remains uncertain and depends, in part, upon decisions of the patent offices, courts, administrative bodies and lawmakers in these countries. We may fail to obtain or preserve patent and other intellectual property rights, including certain regulatory forms of exclusivity, or the protection we obtain may not be of sufficient breadth and degree to protect our commercial interests in all countries where we conduct business, which could result in financial, business or reputational harm to us or could cause a decline or volatility in our stock price. In addition, settlements of such proceedings often result in reducing the period of patent and other protections, resulting in a reduction in revenue from affected products.

In many markets, including the U.S., manufacturers may be allowed to rely on the safety and efficacy data of the innovator’s product and do not need to conduct clinical trials before marketing a competing version of a product after there is no longer patent or regulatory exclusivity. In such cases, manufacturers often charge significantly lower prices and a major portion of the company’s revenue may be reduced in a short period of time. In addition, manufacturers of generics and biosimilars may choose to launch or attempt to launch their products before the expiration of our patent or other intellectual property protections.

Furthermore, our products may be determined to infringe patents or other intellectual property rights held by third-parties. Legal proceedings, administrative challenges or other types of proceedings are and may in the future be necessary to determine the validity, scope or non-infringement of certain patent rights claimed by third-parties to be pertinent to the manufacture, use or sale of our products. Such proceedings are unpredictable and are often protracted and expensive. Negative outcomes of such proceedings could hinder or prevent us from manufacturing and marketing our products, require us to seek a license for the infringed product or technology or result in the assessment of significant monetary damages against us that may exceed amounts, if any, accrued in our financial statements. A failure to obtain necessary licenses for an infringed product or technology could prevent us from manufacturing or selling our products. Furthermore, payments under any licenses that we are able to obtain would reduce our profits from the covered products and services. Any of these circumstances could result in financial, business or reputational harm to us or could cause a decline or volatility in our stock price.

Risks Related to Development, Clinical Testing and Regulation of Our Products and Product Candidates

Successful preclinical work or early-stage clinical trials does not ensure success in later stage trials, regulatory approval or commercial viability of a product.

Positive results in a clinical trial may not be replicated in subsequent or confirmatory trials. Additionally, success in preclinical work or early-stage clinical trials does not ensure that later stage or larger scale clinical trials will be successful or that regulatory approval will be obtained. Even if later stage clinical trials are successful, regulatory authorities may delay or decline approval of our product candidates. Regulatory authorities may disagree with our view of the data, require additional studies or disagree with our trial design or endpoints. Regulatory authorities may also fail to approve the facilities or processes used to manufacture a product candidate, our dosing or delivery methods or companion devices. Regulatory authorities may grant marketing approval that is more restricted than anticipated, including limiting indications to narrow patient populations and the imposition of safety monitoring, educational requirements, requiring confirmatory trials and risk evaluation and mitigation strategies. The occurrence of any of these events could result in significant costs and expense, have an adverse effect on our business, financial condition and results of operations and/or cause our stock price to decline or experience periods of volatility.

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Clinical trials and the development of biopharmaceutical products is a lengthy and complex process. If we fail to adequately manage our clinical activities, our clinical trials or potential regulatory approvals may be delayed or denied.

Conducting clinical trials is a complex, time-consuming and expensive process. Our ability to complete clinical trials in a timely fashion depends on a number of key factors, including protocol design, regulatory and institutional review board approval, patient enrollment rates and compliance with current Good Clinical Practices. If we or our third-party clinical trial providers or third-party CROs do not successfully carry out these clinical activities, our clinical trials or the potential regulatory approval of a product candidate may be delayed or denied.

We anticipate opening clinical trial sites and enrolling patients in a number of countries where our experience is limited. In most cases, we will use the services of third-parties to carry out our clinical trial related activities and rely on such parties to accurately report their results. Our reliance on third-parties for these activities may impact our ability to control the timing, conduct, expense and quality of our clinical trials. In the event a given CRO were to have responsibility for a substantial portion of our activities and clinical trials, many of our trials may be adversely affected if such CRO does not adequately perform. If we needed to replace our CRO(s), delays of the affected trials may result or otherwise adversely affect our efforts to obtain regulatory approvals and commercialization of our products and services candidates.

Adverse safety events or restrictions on use and safety warnings for our products can negatively affect our business, product sales and stock price.

Adverse safety events involving our marketed products, generic or biosimilar versions of our marketed products or products from the same class as one of our products may have a negative impact on our business. Discovery of safety issues with our products could create product liability and could cause additional regulatory scrutiny and requirements for additional labeling or safety monitoring, withdrawal of products from the market and/or the imposition of fines or criminal penalties. Adverse safety events may also damage physician, patient and/or investor confidence in our products and our reputation. Any of these could result in adverse impacts on our results of operations.

Regulatory authorities are making greater amounts of stand-alone safety information directly available to the public through periodic safety update reports, patient registries and other reporting requirements. The reporting of adverse safety events involving our products or products similar to ours and public rumors about such events may increase claims against us and may also cause our product sales to decline or our stock price to experience periods of volatility. Restrictions on use or safety warnings that may be required to be included in the label of our products may significantly reduce expected revenue for those products and require significant expense and management time.

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The illegal distribution and sale by third-parties of counterfeit or unfit versions of our products or stolen products could have a negative impact on our reputation and business.

Third-parties might illegally distribute and sell counterfeit or unfit versions of our products and services, especially if such parties did not meet our rigorous manufacturing, distribution and testing standards. A patient who receives a counterfeit or unfit drug may be at risk for a number of dangerous health consequences. Our reputation and business could suffer harm as a result of counterfeit or unfit drugs sold under our brand name. Inventory that is stolen from warehouses, plants or while in-transit, and that is subsequently improperly stored and sold through unauthorized channels, could adversely impact patient safety, our reputation and our business.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our products and the diseases our therapies are designed to treat. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear and creates uncertainty and risk of noncompliance with regulations applicable to our business. For example, patients may use social media channels to comment on the effectiveness of a product or to report an alleged adverse event. When such disclosures occur, there is a risk that we fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend the company or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our products. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on social media. We may also encounter criticism on social media regarding our company, management, product candidates or products. The immediacy of social media precludes us from having real-time control over postings made regarding us via social media, whether matters of fact or opinion. Our reputation could be damaged by negative publicity or if adverse information concerning us is posted on social media platforms or similar mediums, which we may not be able to reverse. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face restrictive regulatory actions or incur other harm to our business.

Risks Related to Our Operations

A breakdown or breach of our technology systems could subject us to liability or interrupt the operation of our business.

We are increasingly dependent upon technology systems and data to operate our business. Breakdowns, invasions, corruptions, destructions and/or breaches of our technology systems, including our cloud technologies, and/or unauthorized access to our data and information could subject us to liability, negatively impact our business operations, and/or require replacement of technology and/or ransom payments. Our technology systems, including our cloud technologies, continue to increase in multitude and complexity, increasing our vulnerability when breakdowns, malicious intrusions and random attacks occur. Data privacy or security breaches also pose a risk that sensitive data, including intellectual property, trade secrets or personal information belonging to us, patients, customers or other business partners, may be exposed to unauthorized persons or to the public.

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Cyber-attacks are increasing in their frequency, sophistication and intensity, and are becoming increasingly difficult to detect, when they impact vendors, customers or companies, including vendors, suppliers and other companies in our supply chain. They are often carried out by motivated, well-resourced, skilled and persistent actors, including nation states, organized crime groups, “hacktivists” and employees or contractors acting with careless or malicious intent. Cyber-attacks include deployment of harmful malware and key loggers, ransomware, a denial-of-service attack, a malicious website, the use of social engineering and other means to affect the confidentiality, integrity and availability of our technology systems and data. Cyber-attacks also include manufacturing, hardware or software supply chain attacks, which could cause a delay in the manufacturing of products or products produced for contract manufacturing or lead to a data privacy or security breach. Our key business partners face similar risks and any security breach of their systems could adversely affect our security posture. In addition, our increased use of cloud technologies heightens these and other operational risks, and any failure by cloud or other technology service providers to adequately safeguard their systems and prevent cyber-attacks could disrupt our operations and result in misappropriation, corruption or loss of confidential or propriety information.

While we continue to build and improve our systems and infrastructure, including our business continuity plans, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive information, which could result in financial, legal, operational or reputational harm to us, loss of competitive advantage or loss of consumer confidence. Our liability insurance may not be sufficient in type or amount to cover us against claims related to security breaches, cyber-attacks and other related breaches.

Regulators are imposing new data privacy and security requirements, including new and greater monetary fines for privacy violations. For example, the E.U.’s General Data Protection Regulation established regulations regarding the handling of personal data and provides an enforcement authority and imposes large penalties for noncompliance. New U.S. data privacy and security laws, such as the California Consumer Privacy Act (“CCPA”), and others that may be passed, similarly introduce requirements with respect to personal information, and non-compliance with the CCPA may result in liability through private actions (subject to statutorily defined damages in the event of certain data breaches) and enforcement. Failure to comply with these current and future laws, policies, industry standards or legal obligations or any security incident resulting in the unauthorized access to, or acquisition, release or transfer of personal information may result in governmental enforcement actions, litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have a material adverse effect on our business and results of operations.

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Management and other personnel changes may disrupt our operations and, as a result, we may have difficulty retaining personnel or attracting and retaining qualified replacements on a timely basis for the management and other personnel who may leave the Company.

Changes in management, other personnel and our overall retention rate may disrupt our business, and any such disruption could adversely affect our operations, programs, growth, financial condition or results of operations. New members of management may have different perspectives on programs and opportunities for our business, which may cause us to focus on new opportunities or reduce or change emphasis on our existing programs.

Our success is dependent upon our ability to attract and retain qualified management and key personnel in a highly competitive environment. Qualified individuals are in high demand, and we may incur significant costs to attract or retain them. We may face difficulty in attracting and retaining talent for a number of reasons, including management changes, the underperformance or discontinuation of one or more marketed or late-stage programs, recruitment by competitors or changes in the overall labor market. In addition, changes in our organizational structure or in our flexible working arrangements could impact employees’ productivity and morale as well as our ability to attract, retain and motivate employees. We cannot ensure that we will be able to hire or retain the personnel necessary for our operations or that the loss of any personnel will not have a material impact on our financial condition and results of operations.

If we fail to comply with the extensive legal and regulatory requirements affecting the health care industry, we could face increased costs, penalties and a loss of business.

Our activities, and the activities of our collaborators, distributors and other third-party providers, are subject to extensive government regulation and oversight in the U.S. and in foreign jurisdictions, and are subject to change and evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter one or more of our business practices. The FDA and comparable foreign agencies directly regulate many of our most critical business activities, including the conduct of preclinical and clinical studies, product manufacturing, advertising and promotion, product distribution, adverse event reporting, product risk management and our compliance with good practice quality guidelines and regulations. Our interactions with physicians and other health care providers that prescribe or purchase our products are also subject to government regulation designed to prevent fraud and abuse in the sale and use of products and place significant restrictions on the marketing practices of health care companies. Health care companies are facing heightened scrutiny of their relationships with health care providers and have been the target of lawsuits and investigations alleging violations of government regulation, including claims asserting submission of incorrect pricing information, impermissible off-label promotion of pharmaceutical products, payments intended to influence the referral of health care business, submission of false claims for government reimbursement, antitrust violations or violations related to environmental matters. There is also enhanced scrutiny of company-sponsored patient assistance programs, including insurance premium and co-pay assistance programs and donations to third-party charities that provide such assistance. If we, or our vendors or donation recipients, are found to fail to comply with relevant laws, regulations or government guidance in the operation of these programs, we could be subject to significant fines or penalties. Risks relating to compliance with laws and regulations may be heightened as we continue to expand our global operations and enter new therapeutic areas with different patient populations, which may have different product distribution methods, marketing programs or patient assistance programs from those we currently utilize or support.

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Conditions and regulations governing the health care industry are subject to change, with possible retroactive effect, including:

•	new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or judicial decisions, related to health care availability, pricing or marketing practices, compliance with employment practices, method of delivery, payment for health care products and services, compliance with health information and data privacy and security laws and regulations, tracking and reporting payments and other transfers of value made to physicians and teaching hospitals, extensive anti-bribery and anti-corruption prohibitions, product serialization and labeling requirements and used product take-back requirements;
•	changes in the FDA and foreign regulatory approval processes or perspectives that may delay or prevent the approval of new products and result in lost market opportunity;
•	government shutdowns or relocations may result in delays to the review and approval process, slowing the time necessary for new drug candidates to be reviewed and/or approved, which may adversely affect our business;
•	requirements that provide for increased transparency of clinical trial results and quality data, such as the EMA’s clinical transparency policy, which could impact our ability to protect trade secrets and competitively-sensitive information contained in approval applications or could be misinterpreted leading to reputational damage, misperception or legal action, which could harm our business; and
•	changes in FDA and foreign regulations that may require additional safety monitoring, labeling changes, restrictions on product distribution or use or other measures after the introduction of our products to market, which could increase our costs of doing business, adversely affect the future permitted uses of approved products or otherwise adversely affect the market for our products.

Violations of governmental regulation may be punishable by criminal and civil sanctions, including fines and civil monetary penalties and exclusion from participation in government programs, including Medicare and Medicaid, as well as against executives overseeing our business. We could also be required to repay amounts we received from government payors or pay additional rebates and interest if we are found to have miscalculated the pricing information we submitted to the government. In addition, legal proceedings and investigations are inherently unpredictable, and large judgments or settlements sometimes occur. While we believe that we have appropriate compliance controls, policies and procedures in place to comply with the laws or regulations of the jurisdictions in which we operate, there is a risk that acts committed by our employees, agents, distributors, collaborators or third-party providers might violate such laws or regulations. Whether or not we have complied with the law, an investigation or litigation related to alleged unlawful conduct could increase our expense, damage our reputation, divert management time and attention and adversely affect our business.

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Our sales and operations are subject to the risks of doing business internationally.

We expect to expand our presence in international markets, subjecting us to many risks that could adversely affect our business and revenue. There is no guarantee that our efforts and strategies to expand sales in international markets will succeed. Emerging market countries may be especially vulnerable to periods of global and local political, legal, regulatory and financial instability and may have a higher incidence of corruption and fraudulent business practices. Certain countries may require local clinical trial data as part of the drug registration process in addition to global clinical trials, which can add to overall drug development and registration timelines. We may also be required to increase our reliance on third-party agents and unfamiliar operations and arrangements previously utilized by companies we collaborate with or acquire in emerging markets.

Our sales and operations are subject to the risks of doing business internationally, including:

•	the impact of public health epidemics, such as the COVID-19 pandemic, on the global economy and the delivery of healthcare treatments;
•	less favorable intellectual property or other applicable laws;
•	the inability to obtain necessary foreign regulatory approvals of products in a timely manner;
•	limitations and additional pressures on our ability to obtain and maintain product pricing or receive price increases, including those resulting from governmental or regulatory requirements;
•	additional complexity in manufacturing internationally;
•	the inability to successfully complete subsequent or confirmatory clinical trials in countries where our experience is limited;
•	longer payment and reimbursement cycles and uncertainties regarding the collectability of accounts receivable;
•	fluctuations in foreign currency exchange rates that may adversely impact our revenue, net income and value of certain of our investments;
•	the imposition of governmental controls;
•	diverse data privacy and protection requirements;
•	increasingly complex standards for complying with foreign laws and regulations that may differ substantially from country to country and may conflict with corresponding U.S. laws and regulations;
•	the far-reaching anti-bribery and anti-corruption legislation in the United Kingdom (U.K.), including the U.K. Bribery Act 2010, and elsewhere and escalation of investigations and prosecutions pursuant to such laws;
•	compliance with complex import and export control laws;
•	changes in tax laws; and
•	the imposition of tariffs or embargoes and other trade restrictions.

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In addition, our international operations are subject to regulation under U.S. law. For example, the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits U.S. companies and their representatives from paying, offering to pay, promising to pay or authorizing the payment of anything of value to any foreign government official, government staff member, political party or political candidate for the purpose of obtaining or retaining business or to otherwise obtain favorable treatment or influence a person working in an official capacity. In many countries, the health care professionals we regularly interact with may meet the FCPA’s definition of a foreign government official. Failure to comply with domestic or foreign laws could result in various adverse consequences, including possible delay in approval or refusal to approve a product, recalls, seizures or withdrawal of an approved product from the market, disruption in the supply or availability of our products or suspension of export or import privileges, the imposition of civil or criminal sanctions, the prosecution of executives overseeing our international operations and damage to our reputation. Any significant impairment of our ability to sell products outside of the U.S. could adversely impact our business and financial results. In addition, while we believe that we have appropriate compliance controls, policies and procedures in place to comply with the FCPA, there is a risk that acts committed by our employees, agents, distributors, collaborators or third-party providers might violate the FCPA and we might be held responsible. If our employees, agents, distributors, collaborators or third-party providers are found to have engaged in such practices, we could suffer severe penalties and may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Manufacturing issues could substantially increase our costs, limit supply of our products and/or reduce our revenue…especially if we were to build a large-scale manufacturing facility with no assurance that such investment would be recouped.

The process of manufacturing our products is complex, highly regulated and subject to numerous risks, including:

•	Risks of Reliance on Third-Parties and Single Source Providers. We rely on third-party suppliers and manufacturers for many aspects of our manufacturing process for our products and product candidates. In some cases, due to the unique manner in which our products are manufactured, we rely on single source providers of raw materials and manufacturing supplies. These third-parties are independent entities subject to their own unique operational and financial risks that are outside of our control. These third-parties may not perform their obligations in a timely and cost-effective manner or in compliance with applicable regulations, and they may be unable or unwilling to increase production capacity commensurate with demand for our existing or future products. Finding alternative providers could take a significant amount of time and involve significant expense due to the specialized nature of the services and the need to obtain regulatory approval of any significant changes to our suppliers or manufacturing methods. We cannot be certain that we could reach agreement with alternative providers or that the FDA or other regulatory authorities would approve our use of such alternatives. Furthermore, factors such as the COVID-19 pandemic, weather events, labor or raw material shortages and other supply chain disruptions could result in difficulties and delays in manufacturing our products, which could have an adverse impact on our results in operations or result in product shortages.
•	Global Bulk Supply Risks. We rely on our manufacturing facilities for the production of drug substance for our large molecule products and product candidates. Our global bulk supply of these products and product candidates depends on the uninterrupted and efficient operation of these facilities, which could be adversely affected by equipment failures, labor or raw material shortages, public health epidemics, natural disasters, power failures, cyber-attacks and many other factors.
•	Risks Relating to Compliance with current GMP (“cGMP”). We and our third-party providers are generally required to maintain compliance with cGMP and other stringent requirements and are subject to inspections by the FDA and other regulatory authorities to confirm compliance. Any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging or storage of our products as a result of a failure of our facilities or operations or those of third-parties to receive regulatory approval or pass any regulatory agency inspection could significantly impair our ability to develop and commercialize our products. Significant noncompliance could also result in the imposition of monetary penalties or other civil or criminal sanctions and damage our reputation.

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•	Risk of Product Loss. The manufacturing process for our products is extremely susceptible to product loss due to contamination, oxidation, equipment failure or improper installation or operation of equipment or vendor or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our products or manufacturing facilities, we may need to close our manufacturing facilities for an extended period of time to investigate and remediate the contaminant.
•	Risk Relating to Government Actions. We and/or our third-party providers may be required by the U.S. federal government to manufacture medical supplies needed to treat COVID-19 patients under the Defense Production Act or other acts or orders of government entities, which may result in delays in the manufacturing and supply of our products.

Any adverse developments affecting our manufacturing operations or the operations of our third-party suppliers and manufacturers may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls or other interruptions in the commercial supply of our products. We may also have to take inventory write-offs and incur other charges and expense for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Such developments could increase our manufacturing costs, cause us to lose revenue or market share as patients and physicians turn to competing therapeutics, diminish our profitability or damage our reputation.

In addition, although we have business continuity plans to reduce the potential for manufacturing disruptions or delays and reduce the severity of a disruptive event, there is no guarantee that these plans will be adequate, which could adversely affect our business and operations.

The ongoing COVID-19 pandemic may, directly or indirectly, adversely affect our business, results of operations and financial condition.

Our business has and could continue to be adversely affected, directly or indirectly, by the ongoing COVID-19 pandemic. National, state and local governments have implemented and may continue to implement safety precautions. These measures may disrupt normal business operations and may have significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and applicable government recommendations, and we have made modifications to our normal operations because of the COVID-19 pandemic, including limiting travel and working from home.

Changes in flexible working arrangements could impact employee retention, employees’ productivity and morale, strain our technology resources and introduce operational risks. Additionally, the risk of cyber-attacks or other privacy or data security incidents may be heightened as a result of our moving increasingly towards a remote working environment, which may be less secure and more susceptible to hacking attacks.

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The COVID-19 pandemic could affect the health and availability of our workforce as well as those of the third-parties we rely on. Furthermore, delays and disruptions experienced by our collaborators, joint venture partners or other third-parties due to the COVID-19 pandemic could adversely impact the ability of such parties to fulfill their obligations, which could affect product sales or the clinical development or regulatory approvals of product candidates under joint control.

Our ability to initiate new clinical trials may be adversely affected, directly or indirectly, by the COVID-19 pandemic. Restrictions on travel and/or transport of clinical materials as well as diversion of hospital staff and resources to COVID-19 infected patients could disrupt trial operations and recruitment, possibly resulting in a slowdown in enrollment and/or deviations from or disruptions in key clinical trial activities, such as clinical trial site monitoring. These challenges may lead to difficulties in meeting protocol-specified procedures. We may need to make certain adjustments to the operation of clinical trials in an effort to minimize risks to trial data integrity during the COVID-19 pandemic. In addition, the impact of the COVID-19 pandemic on the operations of the FDA and other health authorities may delay potential approvals of our product candidates.

In response to the COVID-19 pandemic, legislation has been enacted aimed at providing emergency assistance and health care for individuals, families and businesses and broadly supporting the U.S. economy. Additional state and federal healthcare reform measures may be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressures and have a financial impact on our business that we cannot predict.

While it is not possible at this time to estimate the entirety of the impact that the COVID-19 pandemic will have on our business, operations, employees, customers, suppliers or collaboration partners, continued spread of COVID-19, measures taken by governments, actions taken to protect employees and the broad impact of the pandemic on all business activities may materially and adversely affect our business, supply chain and distribution systems, results of operations and financial condition.

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Risks Related to Holding Our Common Stock

Our operating results are subject to significant fluctuations.

Our quarterly revenue, expense and net income (loss) have fluctuated in the past and are likely to fluctuate significantly in the future due to the risks described in these Risk Factors as well as the timing of charges and expense that we may take. We have recorded, or may be required to record, charges that include:

•	the cost of restructurings or other initiatives to streamline our operations and reallocate resources;
•	impairments with respect to investments, fixed assets and long-lived assets, including in-process research and development (IPR&D) and other intangible assets;
•	inventory write-downs for failed quality specifications, recurring charges for excess or obsolete inventory and charges for inventory write-downs relating to product suspensions, expirations or recalls;
•	changes in the fair value of contingent consideration or our equity investments;
•	bad debt expense and increased bad debt reserves;
•	outcomes of litigation and other legal or administrative proceedings, regulatory matters and tax matters;
•	payments in connection with acquisitions, divestitures and other business development activities and under license and collaboration agreements;
•	failure to meet certain contractual commitments; and
•	the impact of public health epidemics, such as the COVID-19 pandemic, on employees, the global economy and the delivery of healthcare treatments. Our revenue and certain assets and liabilities are also subject to foreign currency exchange rate fluctuations due to the global nature of our operations. Our efforts to mitigate the impact of fluctuating currency exchange rates may not be successful. As a result, currency fluctuations among our reporting currency, the U.S. dollar, and other currencies in which we do business will affect our operating results, often in unpredictable ways. Our net income may also fluctuate due to the impact of charges we may be required to take with respect to foreign currency hedge transactions. In particular, we may incur higher than expected charges from early termination of a hedge relationship.

Our operating results during any one period do not necessarily suggest the anticipated results of future periods.

There can be no assurance that we will repurchase shares or that we will repurchase shares at favorable prices.

From time to time our Board of Directors may authorize share repurchase programs. The amount and timing of share repurchases are subject to capital availability and our determination that share repurchases are in the best interest of our shareholders and are in compliance with all respective laws and our applicable agreements. Our ability to repurchase shares will depend upon, among other factors, our cash balances and potential future capital requirements for strategic transactions, our results of operations, our financial condition and other factors beyond our control that we may deem relevant. A reduction in repurchases under, or the completion of, our share repurchase programs could have a negative effect on our stock price. We can provide no assurance that we will repurchase shares at favorable prices, if at all.

We may not be able to access the capital and credit markets on terms that are favorable to us.

We may seek access to the capital and credit markets to supplement our existing funds and cash generated from operations for working capital, capital expenditure and debt service requirements and other business initiatives. The capital and credit markets are experiencing, and have in the past experienced, extreme volatility and disruption, which leads to uncertainty and liquidity issues for both borrowers and investors. In the event of adverse market conditions, we may be unable to obtain capital or credit market financing on favorable terms. Changes in credit ratings issued by nationally recognized credit rating agencies could also adversely affect our cost of financing and the market price of our securities.

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Our indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business.

Our indebtedness, together with our significant contingent liabilities, including milestone and royalty payment obligations, could have important consequences to our business; for example, such obligations could:

•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our ability to access capital markets and incur additional debt in the future;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development, research and development and mergers and acquisitions; and
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a disadvantage compared to our competitors that have less debt.

General Risk Factors

Our effective tax rate fluctuates, and we may incur obligations in tax jurisdictions in excess of accrued amounts.

As a biopharmaceutical company, we may be subject to taxation in multiple states. Countries and other jurisdictions. As a result, our effective tax rate is derived from a combination of applicable tax rates, including withholding taxes, in the various places that we operate. In preparing our financial statements, we estimate the amount of tax that will become payable in each of such places. Our effective tax rate may be different than experienced in the past or our current expectations due to many factors, including changes in the mix of our profitability from country to country, the results of examinations and audits of our tax filings (including those related to the impact of the Tax Cuts and Jobs Act of 2017), adjustments to the value of our uncertain tax positions, interpretations by tax authorities or other bodies with jurisdiction, the result of tax cases, changes in accounting for income taxes and changes in tax laws and regulations either prospectively or retrospectively.

Our inability to secure or sustain acceptable arrangements with tax authorities and future changes in the tax laws, among other things, may result in tax obligations in excess of amounts accrued in our financial statements.

The enactment of some or all of the recommendations set forth or that may be forthcoming in the Organization for Economic Cooperation and Development’s project on “Base Erosion and Profit Shifting” (“BEPS”) by tax authorities and economic blocs in the countries in which we operate, could unfavorably impact our effective tax rate. These initiatives focus on common international principles for the entitlement to taxation of global corporate profits and minimum global tax rates.

Our business involves environmental risks, which include the cost of compliance and the risk of contamination or injury.

Our business and the business of several of our strategic partners involve the controlled use of hazardous materials, chemicals, biologics and radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with state, federal and foreign standards, there will always be the risk of accidental contamination or injury. If we were to become liable for an accident, or if we were to suffer an extended facility shutdown, we could incur significant costs, damages and penalties that could harm our business. Manufacturing of our products and product candidates also requires permits from government agencies for water supply and wastewater discharge. If we do not obtain appropriate permits, including permits for sufficient quantities of water and wastewater, we could incur significant costs and limits on our manufacturing volumes that could harm our business.

ITEM 1B UNRESOLVED STAFF COMMENTS:

None

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ITEM 2 FINANCIAL INFORMATION

This Form 10 contains forward-looking statements. Our actual results could differ materially from those set forth as a result of general economic conditions and changes in the assumptions used in making such forward-looking statements. The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing elsewhere in this report. The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains forward-looking statements that may be affected by matters outside our control that could cause materially different results

There are statements in this Registration Statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under the section entitled “Risk Factors” above. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 3 PROPERTIES

The Company owns no property as of the date of filing this Form 10. More specifically, our corporate headquarters is located in a in a residential building in Jackson Center, Pennsylvania. We believe that our existing facilities are suitable and adequate to meet our anticipated needs for at least the next year of operations.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 15, 2022, the number and percentage of the outstanding shares of common stock, which, according to the information available to us, were beneficially owned by:

(i)	each person who is currently a director,

(ii)	each executive officer,

(iii)	all current directors and executive officers as a group, and

(iv)	each person who is known by us to own beneficially more than 5% of our outstanding common stock.

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Except as otherwise indicated, the persons named in the tables below have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Common Stock Name (2)(4)(5)(6)	Position	Number of Shares of Common Stock	Percent of Class (1)

William A. Hartman (3)	Director + Officer	0	00.00%

John Borza	Director + Officer	0	00.00%

Heidi Carl	Financial Manager	0	00.00%

Total common owned by directors and officers			00.00%

(1)	Based upon 513,650,338 shares outstanding as of May 1, 2022.
(2)	Addresses of enumerated directors and or officers c/o the Company, P.O. 25, Jackson Center, Pennsylvania 16133.
(3)

The Company originally authorized 15,000,000 Preferred A Shares to its prior CEO. 10,000,000 Preferred Series A were issued to Mr. Hartman and remain outstanding.  Later, Mr. Hartman transferred to Dr. Feldman 5MM of such Preferred Series A to Dr. Feldman such that each of Mr. Hartmann and Dr. Felder continue to own 5MM Preferred Series A shares.  While such securities grant no equity interest to the holder, each grants to the holder a number of votes equal to the product of .000001 times the number of shares of common outstanding. Accordingly, based on the 513,650,338 outstanding common on March 31,2022, each of Mr. Hartmann and Dr. Felder holding 5MM  shares of preferred stock each owns, Mr. Hartman and Dr. Feldman has 2,568,251,690 votes on any matters put before shareholders (an aggregate 90.9% of the total votes qualified to be cast).

(4)

The Company has an “advisory board”/”board of consultants,” an informal panel of scientists and other professionals whose opinion management values. Currently, Dr. Mitchell Felder, Dr. Patricio Reyes. Dr. Abon Luis Goncalves Nanhay, Mr. Edson Luiz de Brito, Mr. David Wilson, Dr. Ned Kronfol and Carl Eller are the panel’s consulting members. (See above for associated biographies.)

(5)

In 2020, the Company issued an aggregate 450,000,000 warrants exercisable at an exercise price of $.00001 (the then current price).  The warrants were issued in conjunction with recruiting of personnel to serve as associates and/or officers and/or directors of the reconstituted HALB.  Specifically, Mr. Hartman and Dr. Felder were each issued 150MM warrants and Mr. Borza and Ms. Carl were each issued 75,000,000 warrants.  The only warrant holder to exercise his warrant was Dr. Felder, paying $10,000 cash to exercise 1MM shares at $0.0001 and leaving him with 149MM unexercised  warrants.

(6)	Our transfer agent advises the Company that there are no shareholders holding 5% or more of the Company’s common stock.

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ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions with us for each of three (3) directors and two (2) officers as of August 1, 2022.

Name	Age	Position(s)

William A. Hartman	80	Chairman, President, Principal Executive and Financial Officer

John Borza	77	Chief Operating Officer & Director

Audit Committee

Halberd does not presently have an Audit Committee and the entire Board acts in such capacity for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint an Audit Committee.

In lieu of an Audit Committee, the Board is empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide the Board of Directors (the “Board”) the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

Compensation Committee

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including stock compensation and bonus compensation to all employees.

Nominating Committee

Halberd does not have a Nominating Committee and the Board acts in such capacity for the foreseeable future.

Code of Conduct and Ethics

To date, we have not adopted a Code of Ethics applicable to our principal executive officer and financial officer. The Company does not believe that a formal written code of ethics is necessary at this time. We expect that the Company will adopt a Code of Ethics during the next year of operations.

Conflicts of Interest

General: Many of our officers and directors participate in businesses and employment outside of Halberd Corporation. As such there exist potential conflicts of interest including, among other things, time, efforts, and corporation opportunity, involved in participation with such other business entities. While our officers and directors of our business are engaged in business activities outside of our business, they are experienced professionals and have demonstrated devotion to our business to dedicate as much time as they believe necessary to carry out their duties.

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Corporate Opportunities

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

ITEM 6: EXECUTIVE COMPENSATION

There are transactions recorded for officer compensation for the year ended July 31, 2021, compensation of $5,000 for Mr. Hartman and compensation of $2,500 for Mr. Borza.

During the two years ended July 31, 2021 and 2020, no salaries were paid to any officers or directors.

Similarly, no executive compensation was paid during the same two year periods.

Employment Agreement

We do not have any employment agreements with our officers.

Stock Option Plan and/or Equity Awards

The Company does not have a Stock Option Plan and/or Equity Awards in place and no options or equity awards have been granted. Officers & Directors received stock warrants as signing bonuses.

Employee Pension, Profit Sharing or other Retirement Plans

Similarly, the Company does not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director’s Compensation

At present, HALB does not pay our directors for attending meetings of our Board of Directors. We expect to adopt a director compensation policy once the Company has raised funds in an IPO.

Employee Benefit Plans

We have no employee benefit plans or stock option plans.

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ITEM 7 – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview and Outlook

Halberd Corporation (“Halberd”, “We”, “Us”, “the Company”) was formed in the State of Nevada on January 26, 2009. It changed its name to Tykhe Corporation on April 22, 2014, and then redomiciled to Colorado and changed its name to Alaric Corporation on January 25, 2017. On March 22, 2020, it changed its name to HALB Transition Corporation, before completing a reorganization whereby the name of the public company again became Halberd Corporation, and Alaric Corporation then became its wholly-owned subsidiary. The merger was accounted for as a reverse purchase acquisition in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 805-50, whereby the financial statements of the Target company (Halberd Corporation) were treated as the acquiring company, and the equity section of the balance sheet and earnings per share of Halberd Corporation were retroactively restated to reflect the effect of the 1:1 exchange ratio of the equity of Alaric Corporation exchanged for the equity of Halberd Corporation. There were no assets or liabilities of either entity prior to the business combination, therefore there was no Goodwill or gain or loss on the business combination.

We are a research-based company that intends to discover and develop medical treatments for humans, specifically targeting the treatment of Alzheimer’s Disease (AD), Traumatic Brain Injury (TBI), Cancer, Epilepsy, Suicide Ideation, and Drug & Alcohol Dependency.

We have generated very limited revenue to date from our sale of topical CBD pain relief products and a nutraceutical dietary supplement.

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Going Concern Uncertainty

As of December 31, 2021, the Company has incurred recurring losses from operations resulting in an accumulated deficit of $4,820,050, negative working capital of $336,639, and as of July 31, 2021, the Company’s cash on hand may not be sufficient to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In order to continue as a going concern, we must effectively secure grants, contracts, joint ventures, angel investors, or funding from any of a number of sources as a supplement to the funding currently receiving from an Internal Revenue Code Section 501(c)(3) charity so that we can continue to fund our operations until such time as we can develop and market any treatments/products resulting from our research. If we are not able to do this, we may not be able to continue as an operating company. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Overview of 2021 results

During the period ended July 31, 2021, because we did not generate any revenues, we had negative operating cash flows. Our cash on hand as of July 31, 2021 was $40,321, which was derived from donations from Epidemiologic Solutions Corporation, a public charity qualified pursuant to Section 501(c)(3) of the Internal Revenue Code. Our monthly cash flow burn rate has increased from approximately $3,547 in fiscal year 2020 to approximately $65,441.58 in fiscal year 2021. Although we have moderate short term cash needs, as our operating expenses increase, we will face strong medium to long term cash needs. We anticipate that these needs will be satisfied through support from charities, grants, contracts or other non-dilutive sources.

Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of property, plant and equipment, intangible assets, deferred tax assets and fair value computation using the Black Scholes option pricing model. We base our estimates on historical experience and on various other assumptions, such as the trading value of our common stock and estimated future undiscounted cash flows, that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that our estimates, including those for the above-described items, are reasonable.

Critical Accounting Policies

The establishment and consistent application of accounting policies is a vital component of accurately and fairly presenting our financial statements in accordance with generally accepted accounting principles in the United States (GAAP), as well as ensuring compliance with applicable laws and regulations governing financial reporting. While there are rarely alternative methods or rules from which to select in establishing accounting and financial reporting policies, proper application often involves significant judgment regarding a given set of facts and circumstances and a complex series of decisions.

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Basis of Accounting

Our financial statements are prepared using the accrual method of accounting as generally accepted in the United States of America (U.S. GAAP) and the rules of the Securities and Exchange Commission (SEC).

Basis of Presentation

The accompanying financial statements include the accounts of the following entities, all of which are under common control and ownership as of the date of this report:

Name of Entity	Form of Entity	State of Incorporation	Relationship

Halberd Corporation	Corporation	Colorado	Parent
Alaric Corporation	Corporation	Colorado	Subsidiary

All significant inter-company transactions have been eliminated in the preparation of these financial statements.

These statements reflect all adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. Except as otherwise disclosed, all such adjustments are of a normal recurring nature. It is suggested that these unaudited financial statements be read in conjunction with the financial statements of the Company for the year ended July 31, 2020 and notes thereto included in the Company's annual report.

The Company has adopted a fiscal year end of July 31st.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers. Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;
●	identification of the performance obligations in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, we satisfy a performance obligation.

The Company’s revenues currently consist of the sale of CBD products, including patches, roll-on applications, sprays and ointments. These products are primarily sold direct-to-consumers online, and occasionally directly to local pharmacies.

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Sales are recorded when the earnings process is complete or substantially complete, and the revenue is measurable and collectability is reasonably assured, which is typically when products are shipped. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue from sales in which payment has been received, but the earnings process has not been completed.

Cost of Merchandise Sales and Occupancy Costs

Cost of merchandise sales and occupancy costs includes the following types of expenses: purchase price of inventory sold, including inbound freight charges; shipping and handling costs; inventory shrinkage costs and valuation adjustments; payroll and benefits costs; store occupancy costs, including rent, common area maintenance, property taxes, utilities, insurance, and depreciation of leasehold improvements and capitalized lease assets. Also included in cost of merchandise sales and occupancy costs is certain consideration received from vendors for vendor rebates, allowances and discounts.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred. These expenses approximated $56,144 and $-0- for the years ended July 31, 2021 and 2020, respectively, as presented in general and administrative expenses within the consolidated statements of operations.

Research and Development

The Company performs research and development on its extracorporeal technological method of treating many disease states, including Alzheimer’s Disease, PTSD, Parkinson’s Disease, epilepsy and other neurodegenerative diseases, sepsis, meningitis and pandemics. The Company currently does not have any employees dedicated to research and development, but outsources these activities to Arizona State University (ASU) pursuant to an Industry Sponsored Research Agreement, which the Company and ASU entered into on September 1, 2020 (Research Agreement). The Research Agreement, which terminates on November 30, 2022, calls for monthly payments of $50,000, not to exceed $1,371,782, The Company’s research and development activities have primarily been funded by related parties (Securities Counselors Group and Epidemiologic Solutions Corp.). In accordance with ASC 730-10-25, these expenditures contracted to another party are expensed as incurred. These expenses approximated $773,177 and $20,000 for the years ended July 31, 2021 and 2020, respectively.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 (ASC 2018-07). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance.

Uncertain Tax Positions

In accordance with ASC 740, “Income Taxes” (“ASC 740”), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

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Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Results of Operations for the Fiscal Years Ended July 31, 2021 and 2020.

The following table summarizes selected items from the statement of operations for the fiscal years ended July  31, 2021 and 2020.

	Years Ended July 31,		Increase/
	2021	2020	Decrease

Revenues	$5,238	$-	$5,238
Cost of sales	4,295	-	4,295
Gross Profit	943	-	943

Operating expenses:
General and administrative	98,817	20,761	78,056
Research and development	773,177	20,000	753,177
Professional fees	69,323	1,611,330	(1,542,007)
Total operating expenses:	941,317	1,652,091	(710,774)

Operating loss	(940,374)	(1,652,091)	(711,717)

Other income:
Interest expense	(20,400)	-	20,400
Total other income (expense)	(20,400)	-	20,400

Net loss	$(960,774)	$(1,652,091)	$(691,317)

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Revenues

Revenues were $5,238 for the fiscal year ended July 31, 2021 compared to $-0- for the year ended July 31, 2020.

Cost of Sales

Cost of sales were $4,295, resulting in a gross profit of 18%, for the fiscal year ended July 31, 2021 compared to $-0- for the year ended July 31, 2020.

General and Administrative

General and administrative expenses were $98,817 for the fiscal year ended July 31, 2021, compared to $20,761 for the fiscal year ended July 31, 2020, an increase of $78,056, or 376%. The increase was primarily due to the general activities of Halberd Corporation arising out of its increased operating expenses, as we ramped up our research operations.

Research and Development

Research and development expenses were $773,177 for the fiscal year ended July 31, 2021 compared to $20,000 for the year ended July 31, 2020, an increase of $753,177, or 3,766%. The increased expenses were due to the research and development costs incurred through our partners, specifically the University of Arizona, incurred during the year ended July 31, 2021 related to the development of our patented, patent pending and trade secret technologies that were not present in the comparative period.

Professional Fees

Professional fees expense was $69,323 for the fiscal year ended July 31, 2021, compared to $1,611,330 for the fiscal year ended July 31, 2020, a decrease of $1,542,007, or 96%. The decrease was primarily due to a reduction in stock-based compensation of $1,583,218 related to warrants issued for services.

Other Income (Expense)

Other expense consisted entirely of $20,400 of interest expense during the fiscal year ended July 31, 2021. There was no other income (expense) during the fiscal year ended July 31, 2020.

Net Loss

Net loss for the for the fiscal year ended July 31, 2021 was $960,774, or $0.00 per share, compared to $1,652,091, or $(0.01) per share, for the fiscal year ended July 31, 2020, a decrease of $691,317, or 42%. Net loss decreased, as set forth above, primarily due to the non-cash, stock-based compensation, decrease in professional fees.

[Balance of Page Left Intentionally Blank]

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Results of Operations for the Three and Nine Month s Ended April 3 0 , 202 2 and 202 1 .

The following table summarizes selected items from the statement of operations for the three month s ended April  3 0 , 202 2 and 202 1 .

	Three Months Ended April 3 0 ,		Increase/
	202 2	202 1	Decrease

Revenues	$1,217	$1,144	$73
Cost of sales	-	2,068	(2,068)
Gross Profit	1,217	(924)	2,141

Operating expenses:
General and administrative	20,934	22,146	(1,212)
Research and development	203,408	199,664	3,744
Professional fees	72,509	5,500	67,009
Total operating expenses:	296,851	227,310	69,541

Operating loss	(295,634)	(228,234)	(67,400)

Other income:
Interest expense	(1,538)	(1,400)	138
Total other income (expense)	(1,538)	(1,400)	138

Net loss	$(297,172)	$(229,634)	$67,538

The following table summarizes selected items from the statement of operations for the nine months ended April 30, 2022 and 2021.

	Nine Months Ended April 30,		Increase/
	2022	2021	Decrease

Revenues	$5,883	$4,182	$1,701
Cost of sales	214	2,068	(1,854)
Gross Profit	5,669	2,114	3,555

Operating expenses:
General and administrative	79,302	74,576	4,726
Research and development	710,788	471,446	239,342
Professional fees	575,541	52,948	522,593
Total operating expenses:	1,365,631	598,970	766,661

Operating loss	(1,359,962)	(596,856)	763,106

Other income:
Interest expense	(4,541)	(18,939)	(14,398)
Total other income (expense)	(4,541)	(18,939)	(14,398)

Net loss	$(1,364,503)	$(615,795)	$748,708

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Revenues

We had revenues of $1,217 and $5,883 for the three and nine months ended April 30, 2022, respectively, compared to $1,144 and $4,182 for the three and nine months ended April 30, 2021, respectively. This was an increase of $73, or 6%, for the three months ended April 30, 2022 compared to 2021, and $1,701, or 41%, for the nine months ended April 30, 2022 compared to April 30, 20 2 1.

Cost of Sales

Cost of sales were $-0- and $ 214 for the three and n ine months ended April 30, 2022, respectively, compared to $2 ,068 and $2,068 for the three and ni n e months ended April 30, 2021 . Gross profits were 100% and 96 % for the three and nine months ended April 30, 2022, respectively, compared to negative 81% and 51% for the three and nine months ended April 30, 2021.

General and Administrative

General and administrative expenses were $ 20,934 and $ 79,302 for the three and nine months ended April 30, 2022, respectively, compared to $ 22 , 146 and $ 74 , 576 for the three and nine months ended April 30, 2021 . The decreased and increased expenses of $ 1,212 and $ 4,726 for the three and nine months ended April 30, 2022, compared to April   30, 2021 was primarily due to the general activities of Halberd Corporation arising out of its increased operating expenses, as we ramped up our research operations. The slight decrease during the three months ended April 30, 2022 was due to diminished travel costs.

Research and Development

Research and development expenses were $ 203,408 and $ 710,788 for the three and nine months ended April 30, 2022, respectively, compared to $ 199,664 and $ 471 , 446 for the three and nine months ended April 30, 2021 . The increased expenses of $3,744 and $239,342 for the three and nine months ended April 30, 2022, compared to April 30, 2021 were due to the research and development costs incurred through our partners, specifically the University of Arizona, incurred during the periods ended April 3 0 , 202 2 related to the development of our patented, patent pending and trade secret technologies that were not present in the comparative period s .

Professional Fees

Professional fees were $ 72,5 0 9 and $ 575 ,541 for the three and nine months ended April 30, 2022, respectively, compared to $ 5 , 50 0 and $ 5 2, 94 8 for the three and nine months ended April 30, 2021 . The in crease of $67,009, or 1,218%, and $522,593, or 987%, was primarily due to increased stock-based compensation of $ 458,710 related to warrants issued for services during the nine months ended April 30, 2022 .

Other Income (Expense)

Other expense consisted entirely of interest expense . Interest expenses were $ 1,538 and $ 4,541 for the three and nine months ended April 30, 2022, respectively, compared to $ 1 , 4 0 0 and $ 18 , 939 for the three and nine months ended April 30, 2021 . The in crease of $138, or 10%, and decrease of $ 14 ,3 98 , or 76%, for the three and nine months ended April 30, 2022, was primarily due to brokers fees incurred on obtaining the SBA loan during the comparative nine months ended April 30, 202 1 that were not incurred in the current period .

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Net Loss

Net loss was $297,172 and $1,364,503 for the three and nine months ended April 30, 2022, respectively, compared to $229,634 and $615,795 for the three and nine months ended April 30, 2021. The net loss was $0.00 per share for all periods presented. Net loss in creased by $67,538 and $748,708, for the three and nine mo nths ended April 30, 2022, respectively. The net loss increased , as set forth above, primarily due to the non-cash, stock-based compensation, in crease in professional fees.

Liquidity and Capital Resources

The following table summarizes our total current assets, liabilities and working capital at July  31, 2021 and 2020.

	July 31,
	2021	202 0
Current Assets	$62,071	$4,336

Current Liabilities	$398,710	$297,112

Working Capital	$(336,639)	$(292,776)

As of July 31, 2021, we had negative working capital of $ 336 , 639 .

The following table summarizes our cash flows during the fiscal years ended Jul y  31, 2021 and 2020, respectively.

	Fiscal Years Ended July 31,
	2021	2020
Net cash used in operating activities	$(785,299)	$(42,564)
Net cash used in investing activities	(1,281)	-
Net cash provided by financing activities	824,815	44,650

Net change in cash and cash equivalents	$38,235	$2,086

Our cash increased by $38,235 as of July 31, 2021 as compared to July 31, 2020 because we were granted a loan from the SBA. Our total current assets increased by $57,735 primarily for the same reason.

Our current liabilities increased/decreased by $57,735 as of July 31, 2021 as compared to July 31, 2020 primarily due to the loan from the SBA. Our total liabilities increased/decreased by the same $57,735 for the same reasons.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from various sources. There is no assurance, however, that we will be successful in these efforts.

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Satisfaction of our cash obligations for the next 12 months

Our cash on hand as of July 31, 2021 was $40,321, which was derived from charitable contributions from Epidemiologic Solutions Corporation an organization qualified as a public charity pursuant to Internal Revenue Code Section 501(C)(3). Our monthly cash flow burn rate is approximately $65,442. Although we have moderate short term cash needs, as our operating expenses increase, we will face strong medium to long term cash needs. We anticipate that these needs will be satisfied through charitable contributions from Epidemiologic Solutions Corporation an organization qualified as a public charity pursuant to Internal Revenue Code Section 501(C)(3). We do not currently have sufficient funds to sustain our operations for the next twelve months and we will need to raise additional cash to fund our operations. In order to continue as a going concern, we must effectively secure grants, contracts, joint ventures, angel investors, or funding from any of a number of sources as a supplement to the funding currently receiving from an Internal Revenue Code Section 501(c)(3) charity so that we can continue to fund our operations until such time as we can develop and market any treatments/products resulting from our research. If we are not able to do this, we may not be able to continue as an operating company.

Inflation

In the opinion of management, inflation will have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-Balance Sheet Arrangements

Per SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. As of July 31, 2021 and 2020, respectively, we have no off-balance sheet arrangements.

Competition

There are many better-established neuro degenerative firms that have significantly greater financial and personnel resources than we have. In view of our limited financial resources (at least without a substantive funding raise) and constraints on our personnel, we will continue to be at a significant competitive disadvantage compared to our larger competitors.

Employees

The executive officers will not receive any compensation until, and if, we raise or procure adequate capital (through operations, financings or otherwise) to pay such compensation. We expect that we will hire additional personnel as we expand our operations.

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ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

ITEM 8: LEGAL PROCEEDINGS

Neither we nor any of our officers, director, or holders of five percent or more of its common stock is a party to any pending civil or criminal legal proceedings and, to the best of our knowledge, no such proceedings by or against us or our officers, or directors or holders of five percent or more of its common stock have been threatened or is pending against us.

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The trading in the Company’s Common Stock began on March 23, 2020, following the holding company reorganization in which the predecessor issuer, then named Alaric Corporation, became a wholly-owned subsidiary. The predecessor issuer commenced trading on April 16, 2009, The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of our shareholders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock in the marketplace. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future, although the Company is filing this Form 10 to seek market “up-listing”—e.g. OTCQB or OTCQX).

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The OTC Markets is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The OTC Markets securities are traded by a community of market makers that enter quotes and trade reports. This market is limited in comparison to the national stock exchanges and any prices quoted may not be a reliable indication of the value of our common stock.

The following table sets forth the range of the high and low sales prices of our common stock for each of the calendar quarters ended July 31, 2021 thru July 31, 2022.

OTC Bulletin Board	High	Low
Fiscal Year Ended July 31 , 2022	$0.0183	$0.0131
3rd Quarter 2022	$0.0281	$0.0150
2nd Quarter 2022	$0.0387	$0.0137
1st Quarter 2022	$0.0460	$0.0230
Fiscal Year Ended July 31, 2021
4th Quarter 2021	$0.0519	$0.0120
3rd Quarter 2021	$0.1090	$0.0260
2nd Quarter 2021	$0.0700	$0.0180
1st Quarter 2021	$0.0930	$0.0038
Fiscal Year Ended July 31, 2020
4th Quarter 2020	$0.0133	$0.0026
3rd Quarter 2020	$0.0107	$0.0004
2nd Quarter 2020	$0.0017	$0.0006
1st Quarter 2020	$0.0012	$0.0006

Dividend Policy

We have never paid nor declared any cash dividends on our common stock to date, and do not anticipate paying such cash dividends in the foreseeable future. Whether we declare and pay dividends is determined by our Board of Directors at their discretion, subject to certain limitations imposed under Colorado corporate law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors

Holders

There are approximately 83 active holders of the Company’s Common Stock. This figure does not include holders of shares registered in “street name” or persons, partnerships, associates, corporations, or other entities identified in security position listings maintained by depositories.

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Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain future earnings, if any, for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Shares Available for Future Sale

Approximately 8.56 % of all outstanding shares of our common stock are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act, because they were issued in a private transaction not involving a public offering. Accordingly, none of the outstanding shares of our common stock may be resold, transferred, pledged as collateral or otherwise disposed of unless such transaction is registered under the Securities Act or an exemption from registration is available. In connection with any transfer of shares of our common stock other than pursuant to an effective registration statement under the Securities Act, the Company may require the holder to provide to the Company an opinion of counsel to the effect that such transfer does not require registration of such transferred shares under the Securities Act.

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, unless the following conditions are met:

●	the issuer of the securities that was formerly a shell Company has ceased to be a shell Company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell Company.

Reports to Security Holders

The Company’s documents filed with the Securities and Exchange Commission may be inspected at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 000- 1435617.

Transfer Agent

Issuer Direct Transfer, located at One Glenwood Avenue--Suite 1001, Raleigh, North Carolina 27603, is the Company’s registrar and transfer agent for the Company’s common stock.

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ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES

While Dr. Mitchell Felder exercised warrants to purchase common stock in the Company during the past 12 months, at no time did HALB issue additional common stock (privately or public) during the same period.

Promissory Notes

The Company has no outstanding promissory notes.

ITEM 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital Stock

Originally organized in Nevada in 2009, the Company was re-organized in Colorado effective May 5, 2020. The Company’s authorized capital stock consists of 800,000,000 shares of common stock with a par value of $0.0001 par value common stock. There are also authorized 25 Million shares of preferred stock authorized of which number 10,000,000 preferred shares are issued and outstanding.

Shareholders are entitled to one vote per Share on all matters to be voted upon by Shareholders and, upon issuance in consideration of full payment, are non-assessable. In the event of liquidation, dissolution or winding up of the Company, the Shareholders are entitled to share ratably in all assets remaining after payment of liabilities. Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, the holders of more than 50% of the Shares could elect all the directors of the Company. (See “Risk Factors – Control by the Principal Stockholder.”)

Dividend Rights

Each Share is entitled to dividends if, as and when dividends are declared by the Company’s Board of Directors. It is not the current expectation of the Company to pay dividends.

Anti-Takeover Statute

Colorado has judicially adopted the Delaware anti-takeover standards, indeed allowing extreme poison pills. See Virginia Law Review (95), Barzuzi, Michael (2010), “The Stated State of Anti-Takeover Law.”) As a consequence, shares in a publicly-held Colorado corporation that are reacquired in a “control share acquisition” are prohibited from so voting--unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation’s board of directors or the corporation’s articles of incorporation or bylaws specifically state that this section does not apply. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and (iii) more than a majority of such voting power. Since the Company’s articles of incorporation, as amended, specifically state that Section 607.0902 does not apply to control share acquisitions of Shares of the Company, the protections contemplated under this provision will not be available to the Company.

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Director’s Liability

As authorized by the CRS, each director or officer of the Company will be indemnified by the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative in which he is involved by reason of the fact that he is or was a director or officer of the Company; such indemnification, of course, is conditioned upon such officer or director having acted in good faith and in a manner that he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. The articles of incorporation, as amended, provides that no director of the Company shall be personally liable to the Company or any of its Shareholders for monetary damages for any breach of fiduciary duty as a director, except with respect to: (i) any breach of the director’s duty of loyalty to the Company or its Shareholders; (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law; (iii) violation of the CRS; or (iv) for any transaction from which the director derived an improper personal benefit. In effect, such articles authorize the Company to indemnify any person to the fullest extent permitted by the CRS.

On the basis of federal and/or state statutes, (a) shareholders in a corporation have the right, subject to the provisions of the Federal Rules of Civil Procedure and jurisdictional requirements, to bring class actions in federal court to enforce their rights under federal securities laws; and (b) Shareholders who have suffered losses in connection with the purchase or sale of their shares may be able to recover such losses from a corporation’s management where the losses result from a violation by the management of SEC Rule 10b-5, promulgated under the Securities Exchange Act of 1934, as amended. It should be noted, however, that in endeavoring to recover damages in such actions, it would be generally difficult to establish as a basis for liability that the Company’s management has not met such a standard. This is due to the broad discretion given the directors and officers of a corporation to act in its best interest. The SEC has stated that, to the extent any exculpatory or indemnification provision purports to include indemnification for liabilities arising under the Securities Act of 1933, as amended, it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who may, in the future, believe that the Company’s management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at such time.

The Company expects to obtain Director and Officer Liability coverage ($2,000,000 minimum) concurrent with the Offering being declared effective by the Securities and Exchange Commission.

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Preferred Stock

The Company’s articles of incorporation authorize the issuance of preferred stock.10,000,000 net preferred shares (5,000,000 each) have been issued to Bill Hartman and Dr. Mitchell Felder.

Transfer Agent

Issuer Direct.(see above) is the stock transfer and registrar agent for HALB’s shares.

Dividend Policy

Short-term or long-term operations prospects may not generate a profit. Therefore, the Company is not likely to pay immediate dividends and an investment in the Company is thus not suitable for investors seeking current income for financial or tax planning purposes. Future dividends will be paid at the sole discretion of the Board of Directors of the Company.

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted under Colorado law (Section 7-109-102 through 110 of the CRS), our articles provide to the fullest extent permitted by Colorado Law wherein our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such directors or officers fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Colorado corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

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ITEM 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements

For the Fiscal Years Ended July 31, 2021 and 2020

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Halberd Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Halberd Corporation as of July 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/S/ BF Borgers CPA PC

We have served as the Company's auditor since 2021

Lakewood, CO

March 10, 2022

F-2

HALBERD CORPORATION
CONSOLIDATED BALANCE SHEETS

	July 31,	July 31,
	2021	2020
ASSETS

Current assets:
Cash	$40,321	$2,086
Prepaid expense	21,750	2,250
Total current assets	62,071	4,336

Fixed assets, net	1,281	-

Total assets	$63,352	$4,336

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$177,010	$7,947
Accrued expenses	5,300	-
Convertible judgments payable	216,400	289,165
Total current liabilities	398,710	297,112

Long term liabilities:
Note payable, SBA loan	150,000	-

Total liabilities	548,710	297,112

Commitments and contingencies	-	-

Stockholders' equity (deficit):

Preferred stock, $0.0001 par value, 25,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000

Common stock, $0.0001 par value, 800,000,000 shares authorized, 511,621,968 and 302,721,539 shares issued and outstanding at July 31, 2021 and October 31, 2020, respectively	51,162	30,272
Additional paid in capital	4,282,530	3,535,228
Accumulated deficit	(4,820,050)	(3,859,276)
Total stockholders' equity (deficit)	(485,358)	(292,776)

Total liabilities and stockholders' equity (deficit)	$63,352	$4,336

The accompanying notes are an integral part of these financial statements.

F-3

HALBERD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	July 31,
	2021	2020

Revenue	$5,238	$-
Cost of sales	4,295	-
Gross profit	943	-

Operating expenses:
General and administrative	98,817	20,761
Research and development	773,177	20,000
Professional fees	69,323	1,611,330
Total operating expenses	941,317	1,652,091

Operating loss	(940,374)	(1,652,091)

Other income (expense):
Interest expense	(20,400)	-
Total other income (expense)	(20,400)	-

Net loss	$(960,774)	$(1,652,091)

Weighted average number of common shares
outstanding - basic and fully diluted	393,192,510	302,721,539

Net loss per share - basic and fully diluted	$(0.00)	$(0.01)

The accompanying notes are an integral part of these financial statements.

F-4

HALBERD CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, July 31, 2019	10,000,000	$1,000	302,721,539	$30,272	$1,886,748	$(2,207,185)	$(289,165)

Warrants granted for services	-	-	-	-	1,603,830	-	1,603,830

Contributed capital	-	-	-	-	44,650	-	44,650

Net loss for the year ended July 31, 2020	-	-	-	-	-	(1,652,091)	(1,652,091)

Balance, July 31, 2020	10,000,000	$1,000	302,721,539	$30,272	$3,535,228	$(3,859,276)	$(292,776)

Warrants granted for services	-	-	-	-	20,612	-	20,612

Common stock issued for the exercise of warrants	-	-	1,000,000	100	9,900	-	10,000

Common stock issued for settlement of 3(a)(10) debts	-	-	207,900,429	20,790	51,975	-	72,765

Contributed capital	-	-	-	-	664,815	-	664,815

Net loss for the year ended July 31, 2021	-	-	-	-	-	(960,774)	(960,774)

Balance, July 31, 2021	10,000,000	$1,000	511,621,968	$51,162	$4,282,530	$(4,820,050)	$(485,358)

The accompanying notes are an integral part of these financial statements.

F-5

HALBERD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	July 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(960,774)	$(1,652,091)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock warrants issued for services	20,612	1,603,830
Decrease (increase) in assets:
Prepaid expense	(19,500)	(2,250)
Increase (decrease) in liabilities:
Accounts payable	169,063	7,947
Accrued expenses	5,300	-
Net cash used in operating activities	(785,299)	(42,564)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(1,281)	-
Net used in investing activities	(1,281)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from exercise of warrants	10,000	-
Proceeds received on capital contributions	664,815	44,650
Proceeds received from note payable, SBA loan	150,000	-
Net cash provided by financing activities	824,815	44,650

NET CHANGE IN CASH	38,235	2,086
CASH AT BEGINNING OF PERIOD	2,086	-

CASH AT END OF PERIOD	$40,321	$2,086

SUPPLEMENTAL INFORMATION:
Interest paid	$15,100	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of common stock issued on settlement of 3(a)(10) debts	$8,424,338	$-

The accompanying notes are an integral part of these financial statements.

F-6

Note 1 – Basis of Presentation and Significant Accounting Policies

Nature of Business

Halberd Corporation (“Halberd”, “We”, “Us”, “the Company”) was formed in the State of Nevada on January 26, 2009. It changed its name to Tykhe Corporation on April 22, 2014, and then redomiciled to Colorado and changed its name to Alaric Corporation on January 25, 2017. On March 22, 2020, it changed its name to HALB Transition Corporation, before completing a reorganization whereby the name of the public company again became Halberd Corporation, and Alaric Corporation then became its wholly-owned subsidiary. The merger was accounted for as a reverse purchase acquisition in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification ( ASC ) 805 -50 , whereby the financial statements of the Target company (Halberd Corporation) w ere treated as the acquiring company , and the equity section of the balance sheet and earnings per share of Halberd Corporation were retroactively restated to reflect the effect of the 1:1 exchange rati o of the equity of Alaric Corporation exchanged for the equity of Halberd Corporation . There were no assets or liabilities of either entity prior to the business combination, therefore there was no Goodwill or gain or loss on the business combination.

Halberd’s primary business is the pursuit of treatments for neurodegenerative diseases, such as PTSD/ CTE (Post Traumatic Stress Disorder/Chronic Traumatic Encephalopathy), Alzheimer’s Disease, Parkinson’s Disease, etc.

Basis Of Accounting

Our financial statements are prepared using the accrual method of accounting as generally accepted in the United States of America (U.S. GAAP) and the rules of the Securities and Exchange Commission (SEC).

Basis of Presentation

The accompanying financial statements include the accounts of the following entities, all of which are under common control and ownership as of the date of this report:

Name of Entity	Form of Entity	State of Incorporation	Relationship

Halberd Corporation	Corporation	Colorado	Parent
Alaric Corporation	Corporation	Colorado	Subsidiary

All significant inter-company transactions have been eliminated in the preparation of these financial statements.

These statements reflect all adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. Except as otherwise disclosed, all such adjustments are of a normal recurring nature. It is suggested that these unaudited financial statements be read in conjunction with the financial statements of the Company for the year ended July 31, 2020 and notes thereto included in the Company’s annual report.

The Company has adopted a fiscal year end of July 31st.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

FASB ASC 280-10-50 requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company’s stores are considered operating segments, and will be aggregated into one reportable segment given the similarities in economic characteristics among the operations represented by the stores and the common nature of the products, customers and methods of distribution.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short-term nature of the instruments. The Company had a convertible note payable that required fair value measurement on a recurring basis.

F-7

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers. Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;
●	identification of the performance obligations in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, we satisfy a performance obligation.

The Company’s revenues currently consist of the sale of CBD products, including patches, roll-on applications, sprays and ointments. These products are primarily sold direct-to-consumers online, and occasionally directly to local pharmacies.

Sales are recorded when the earnings process is complete or substantially complete, and the revenue is measurable and collectability is reasonably assured, which is typically when products are shipped. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue from sales in which payment has been received, but the earnings process has not been completed.

Cost of Merchandise Sales and Occupancy Costs

Cost of merchandise sales and occupancy costs includes the following types of expenses: purchase price of inventory sold, including inbound freight charges; shipping and handling costs; inventory shrinkage costs and valuation adjustments; payroll and benefits costs; store occupancy costs, including rent, common area maintenance, property taxes, utilities, insurance, and depreciation of leasehold improvements and capitalized lease assets. Also included in cost of merchandise sales and occupancy costs is certain consideration received from vendors for vendor rebates, allowances and discounts.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred. These expenses approximated $56,144 and $-0- for the years ended July 31, 2021 and 2020, respectively, as presented in general and administrative expenses within the consolidated statements of operations.

Research and Development

The Company performs research and development on its extracorporeal technological method of treating many disease states, including Alzheimer’s Disease, PTSD, Parkinson’s Disease, epilepsy and other neurodegenerative diseases, sepsis, meningitis and pandemics. The Company currently does not have any employees dedicated to research and development, but outsources these activities to Arizona State University (ASU) pursuant to an Industry Sponsored Research Agreement, which the Company and ASU entered into on September 1, 2020 (Research Agreement). The Research Agreement, which terminates on November 30, 2022, calls for monthly payments of $50,000, not to exceed $1,371,782, The Company’s research and development activities have primarily been funded by Epidemiologic Solutions Corp.). In accordance with ASC 730-10-25, these expenditures contracted to another party are expensed as incurred. These expenses approximated $773,177 and $20,000 for the years ended July 31, 2021 and 2020, respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Loss per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 (ASC 2018-07). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance.

F-8

Uncertain Tax Positions

In accordance with ASC 740, “Income Taxes” (“ASC 740”), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Adoption of New Accounting Standards and Recently Issued Accounting Pronouncements

There are no recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

Note 2 – Going Concern

As shown in the accompanying condensed consolidated financial statements, the Company has incurred recurring losses from operations resulting in an accumulated deficit of $4,820,050, negative working capital of $336,639, and as of July 31, 2021, the Company’s cash on hand may not be sufficient to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new customers to increase revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. Management believes these factors will contribute toward achieving profitability. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Convertible Judgments Payable and Contingent Liabilities

On May 7, 2014, the Company entered into a court ordered settlement in Securities Counselors, Inc. v. Halberd Corporation, Case No. 13 L 00000668 for a total of $279,447 that is to be settled with the payment of 441,278,914 shares of common stock to be issued in tranches pursuant to a Section 3(a)(10) exemption from the Securities Act of 1933’s registration requirements. Through July 31, 2021, there were a total of 162,588,671 shares issued in partial extinguishment of this nonmonetary obligation. As of July 31, 2021, there was a balance outstanding of $176,485 on this judgment that could be converted into approximately 278,690,243 shares of the Company’s common stock at a rate of approximately $0.00063 per share.

On November 25, 2014, in Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc., Case No. 14 L 825, Halberd Corporation, then named Tykhe Corporation, agreed to a settlement in the amount of $2,822,209, whereby the Company agreed to issue 486,850,070 shares of its common stock at an issuance price of $0.0057969 per-share in exchange for an interest in various cannabis farming operations in accordance with the November 25, 2014 court order. This November 25, 2014 court order covered several different public companies which participated in this initiative, agreeing to issue shares in exchange for interests in such cannabis farming operations. The Texas Wyoming court order further provided that Securities Counselors Inc. was entitled to 19,438,077 shares of common stock in Halberd Corporation in extinguishment of its accrued liability of $112,680.10 for additional legal services rendered, which were in addition to the legal services rendered immediately prior to, and covered by, the Securities Counselors, Inc. v. Halberd Corporation Case No. 13 L 00000668.

F-9

That November 25, 2014, Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc. order, however, was later modified in May 2016, effectively extinguishing for Halberd, both the obligation to issue shares as well as any entitlements with respect thereto, except for the share entitlement for legal services. The most relevant provisions relating to this matter of Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc. appear in paragraph 6 stating as follows: “Halberd is hereby relieved of its obligations in accordance with the Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc. 2014 Order, including any obligation to issue the 486,850,070 shares … and …. to receive shares in any of the other Issuers is hereby extinguished. The 19,438,077 shares, which Halberd was obligated to issue SCI shall increase to 321,943,143, to reflect the corresponding decrease in its share price.” Mathematically, the $112,680.10 divided by the 321,943,143 shares is $0.00035 per-share.

As of July 31, 2021, there was a balance outstanding of $39,915 on this judgment that could be converted into approximately 114,042,714 shares of the Company’s common stock at a rate of approximately $0.00035 per share. A total of 207,900,429 shares were issued in satisfaction of approximately $72,765 of this obligation over various dates from August 5, 2020 through July 29, 2021.

Note 4 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

F-10

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of July 31, 2021 and 2020, respectively:

	Fair Value Measurements at July 31, 2021
	Level 1	Level 2	Level 3
Assets
Cash	$40,321	$-	$-
Total assets	40,321	-	-
Liabilities
C onvertible judgments payable	-	-	15,591,498
Note payable, SBA loan	-	150,000	-
Total liabilities	-	150,000	15,591,498
	$40,321	$(150,000)	$(15,591,498)

	Fair Value Measurements at July 31, 2020
	Level 1	Level 2	Level 3
Assets
Cash	$2,086	$-	$-
Total assets	2,086	-	-
Liabilities
Convertible judgments payable	-	-	3,603,800
Total liabilities	-	-	3,603,800
	$-	$-	$(3,603,800)

The fair value of our convertible judgments payable is based on the fair market value of the underlying shares that are to be used to settle the judgments, and are considered Level 3 inputs as defined by ASC Topic 820-10-35.

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the years ended July 31, 2021 or the year ended July 31, 2020.

Note 5 – Note Payable, SBA Loan

Note payable, SBA loan consisted of the following at July 31, 2021 and 2020, respectively:

	July 31,	July 31,
	2021	2020

On September 2, 2020, the Company, borrowed $150,000 from Standard Financing, pursuant to a Promissory Note issued by the Company to Standard Financing (the “SBA Loan”). The loan was made pursuant to the Covid-19 Economic Injury Disaster Loan Program established as part of the Coronavirus Aid, Relief, and Economic Security Act (the “EIDL Program”). The SBA Loan carried interest at 3.75% per annum, payable in $731 monthly payments over thirty (30) years from the date of the note, with the initial payment deferred until September 2, 2022.	$150,000	$-

Total note payable, SBA loan	$150,000	$-

The Company recorded interest expense on the SBA loan in the amount of $20,400 and $-0- for the years ended July 31, 2021 and 2020, respectively, including $15,100 of fees to obtain the loan.

F-11

Note 6 – Changes in Stockholders’ Equity (Deficit)

Series A Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.0001 per share, of which 10,000,000 have been designated as Series A Preferred Stock (“Series A Preferred”), with the remaining 15,000,000 shares available for designation from time to time by the Board as set forth below. As of July 31, 2021, there were 10,000,000 shares of Series A Preferred issued and outstanding. The Board of Directors is authorized to determine any number of series into which the undesignated shares of preferred stock may be divided and to determine the rights, preferences, privileges and restrictions granted to any series of the preferred stock.

Common Stock

Common stock consists of $0.0001 par value, 800,000,000 shares authorized, of which 511,621,968 shares were issued and outstanding as of July 31, 2021.

Common Stock Sales

On October 23, 2020, the Company sold 1,000,000 shares of its common stock pursuant to the partial exercise of a warrant agreement in exchange for proceeds of $10,000.

Common Stock Issued in Satisfaction of Convertible Judgments Payable

On July 29, 2021, the Company issued 40,000,000 shares in satisfaction of $14,000 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

On April 18, 2021, the Company issued 32,000,000 shares in satisfaction of $11,200 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

On March 23, 2021, the Company issued 20,000,000 shares in satisfaction of $7,000 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10), resulting in a loss on exchange of $468,148.

On January 23, 2021, the Company issued 27,323,300 shares in satisfaction of $9,563 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

On January 15, 2021, the Company issued 21,896,237 shares in satisfaction of $7,664 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

On January 14, 2021, the Company issued 11,863,414 shares in satisfaction of $4,152 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

On December 16, 2020, the Company issued 19,908,739 shares in satisfaction of $6,968 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

On November 21, 2020, the Company issued 19,908,739 shares in satisfaction of $6,968 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

On August 7, 2020, the Company issued 15,000,000 shares in satisfaction of $5,250 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

Contributed Capital

On various dates between September 2, 2020 and June 11, 2021, Epidemiologic Solutions Corp. contributed capital in the amount of $534,815 to pay expenses for operations , primarily for its research and development.

F-12

Note 7 – Common Stock Warrants

Warrants to purchase a total of 461,250,000 shares of common stock at a weighted average strike price of $0.01 were outstanding as of July 31, 2021.

Warrants Exercised

On October 23, 2020, the Company sold 1,000,000 shares of its common stock pursuant to the partial exercise of a warrant agreement in exchange for proceeds of $10,000.

Warrants Issued for Services

On January 4, 2021, the Company issued warrants to purchase 250,000 shares, exercisable at $0.0235 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 277% and a weighted average call option value of $0.0235, was $5,863.

On November 25, 2020, the Company issued warrants to purchase 250,000 shares, exercisable at $0.01 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 268% and a weighted average call option value of $0.0245, was $6,115.

On September 10, 2020, the Company issued warrants to purchase an aggregate 1,750,000 shares, exercisable at $0.01 per share over a ten-year term, to four scientific advisors for services provided. The aggregate estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 232% and a weighted average call option value of $0.0049, was $8,634.

On June 24, 2020, the Company issued warrants to purchase 10,000,000 shares, exercisable at $0.01 per share over a ten-year term, to a member of the board of directors for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 232% and a weighted average call option value of $0.0089, was $89,116.

On May 3, 2020, the Company issued warrants to purchase an aggregate 300,000,000 shares, exercisable at $0.01 per share over a ten-year term, to three members of the board of directors for services provided. The aggregate estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 246% and a weighted average call option value of $0.0034, was $1,009,809.

On May 3, 2020, the Company issued warrants to purchase 150,000,000 shares, exercisable at $0.01 per share over a ten-year term, to a consultant for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 246% and a weighted average call option value of $0.0034, was $504,905.

The following is a summary of information about our warrants to purchase common stock outstanding at July 31, 2021.

Shares Underlying Warrants Outstanding				Shares Underlying Warrants Exercisable

Weighted
	Shares	Average	Weighted	Shares	Weighted
Range of	Underlying	Remaining	Average	Underlying	Average
Exercise	Warrants	Contractual	Exercise	Warrants	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$0.01 to $0.0235	461,250,000	4.59 years	$0.01	461,250,000	$0.01

F-13

The fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plan:

	July 31,	July 31,
	2021	2020

Average risk-free interest rates	0.31%	0.35%
Average expected life (in years)	5.00	5.00
Volatility	245%	243%

The following is a summary of activity of outstanding common stock warrants:

		Weighted
		Average
	Number	Exercise
	of Shares	Price
Balance, July 31, 2019	-	$-
Warrants granted	460,000,000	0.01

Balance, July 31, 2020	460,000,000	$0.01
Warrants granted	2,250,000	0.01
Warrants exercised	(1,000,000)	(0.01)

Balance, July 31, 2021	461,250,000	$0.01

Exercisable, July 31, 2021	461,250,000	$0.01

Note 8 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

As of July 31, 2021, the Company incurred a taxable net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. The Company had approximately $3,050,000 of federal net operating loss carry forwards at July 31, 2021. The net operating loss carry forwards, if not utilized, will begin to expire in 2029.

The components of the Company’s deferred tax asset are as follows:

	July 31,	July 31,
	2021	2020
Deferred tax assets:
Net operating loss carry forwards	$744,030	$564,270

Net deferred tax assets before valuation allowance	$744,030	$564,270
Less: Valuation allowance	(744,030)	(564,270)
Net deferred tax assets	$-	$-

Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at July 31, 2021 and July 31, 2020, respectively. The Company had no uncertain tax positions as of July 31, 2021 and July 31, 2020.

F-14

A reconciliation between the amounts of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

	July 31,	July 31,
	2021	2020

Federal and state statutory rate	21%	21%
Change in valuation allowance on deferred tax assets	(21%)	(21%)

Note 9 – Commitments and Contingencies

The Company may be involved in various inquiries, administrative proceedings and litigation relating to matters arising from our operations prior to the change in management and spin-off of our subsidiary on July 31, 2012. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that could have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of these matters but believes they are not likely to have a material adverse effect upon the Company’s financial position or results of operations and, accordingly, no provision for loss has been recorded.

The Company performs research and development on its extracorporeal technological method of treating many disease states, including Alzheimer’s Disease, PTSD, Parkinson’s Disease, epilepsy and other neurodegenerative diseases, sepsis, meningitis and pandemics. These research and development activities are outsourced to Arizona State University (ASU) pursuant to an Industry Sponsored Research Agreement, which the Company and ASU entered into on September 1, 2020 (Research Agreement). The Research Agreement, which terminates on November 30, 2022, calls for monthly payments of $50,000, not to exceed $1,371,782. As of July 31, 2021, the Company has paid an aggregate $521,782, leaving $850,000 owed on the agreement.

The Company has received a binding funding commitment from Epidemiological Solutions Corporation, a charitable organization recently approved by the Internal Revenue Service and qualified under Internal Revenue Code section 501(c)(3), for $2,000,000 to fund the Company’s research and development endeavors. As of July 31, 2021, $421,782 had been paid on this commitment, beginning with the first payment of $21,782 on, or about, August 31, 2020, as presented as Contributed Capital within the Statement of Stockholders Equity (Deficit). The charitable organization is committed to monthly payments of $50,000 pursuant to its sponsored research agreement with Arizona State University.

On May 7, 2014, the Company entered into a court ordered settlement for a total of $279,447 that is to be settled with the payment of shares of common stock pursuant to a Section 3(a)(10) exemption from the Securities Act of 1933’s registration requirements. As of July 31, 2021, there was a balance outstanding of $176,485 on this judgment that could be converted into approximately 278,690,243 shares of the Company’s common stock at a rate of approximately $0.00063 per share.

On November 25, 2014, a judgment in the amount of $2,934,889 was awarded against the Company’s wholly-owned subsidiary, Alaric Corporation. On April 29, 2016, a total of $2,822,209 of this was relinquished pursuant to an exchange of properties. The remaining $112,680 judgment was replaced on May 4, 2016, pursuant to a new judgment. As of July 31, 2021, there was a balance outstanding of $39,915 on this judgment that could be converted into approximately 114,042,714 shares of the Company’s common stock at a rate of approximately $0.00035 per share.

As of July 31, 2021 and 2020, the aggregate market value of the Company’s judgments payable in common stock was $15,591,498 and $3,603,800, respectively, based on the closing stock prices of $0.0397 and $0.0060 per share, respectively.

Note 10 – Subsequent Events

The Company evaluates events that have occurred after the balance sheet date through the date hereof, which these financial statements were issued. No events occurred of a material nature that would have required adjustments to or disclosure in these financial statements except as follows:

F-15

Common Stock Issued in Satisfaction of Convertible Judgments Payable

On February 18, 2022, the Company issued 27,044,110 shares in satisfaction of $9,466 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

Capital Contributions

On various dates from August 1, 2021 through May 5, 2022, the Company received $577,500 in contributed capital from Epidemiologic Solutions Corp., a public charity.

Warrants Granted for Services

On December 15, 2021, the Company issued warrants to purchase 1,000,000 shares, exercisable at $0.0175 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 297% and a weighted average call option value of $0.0175, was $17,484.

On December 5, 2021, the Company issued warrants to purchase 10,000,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $187,853.

On December 5, 2021, the Company issued warrants to purchase 1,000,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $18,785.

On December 5, 2021, the Company issued warrants to purchase 350,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $6,575.

Amended Warrants

On December 5, 2021, the Company cancelled previously issued warrants to purchase 250,000 shares, exercisable at $0.0235 per share and issued new warrants to purchase 250,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $4,696, which was not materially different than the value of the cancelled warrants.

Cancellation of Common Stock

On July 22, 2022, the Company cancelled 2,028,370 previously issued shares due to non-performance.

On February 21, 2022, the Company cancelled 25,015,740 previously issued shares due to non-performance.

F-16

HALBERD CORPORATION

Index to Financial Statements

For the Fiscal Periods Ending January 31, 2022 and 2021

Condensed Consolidated Balance Sheets as of January 31, 2022 (Unaudited) and July 31, 2021	F-18
Condensed Consolidated Statements of Operations for the three and six months ended January 31, 2022 and 2021 (Unaudited)	F-19
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the three and six months ended January 31, 2022 and 2021 (Unaudited)	F-20
Condensed Consolidated Statements of Cash Flows for the six months ended January 31, 2022 and 2021 (Unaudited)	F-22
Notes to Consolidated Financial Statements (Unaudited)	F-23

F-17

HALBERD CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	July 31,
	2022	2021
ASSETS	(Unaudited)

Current assets:
Cash	$8,162	$40,321
Prepaid expense	5,410	21,750
Total current assets	13,572	62,071

Fixed assets, net	4,819	1,281

Total assets	$18,391	$63,352

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$267,813	$177,010
Accrued expenses	9,717	5,300
Convertible judgments payable	206,934	216,400
Total current liabilities	484,464	398,710

Long term liabilities:
Note payable, SBA loan	150,000	150,000

Total liabilities	634,464	548,710

Commitments and contingencies	-	-

Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 25,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.0001 par value, 800,000,000 shares authorized, 513,650,338 and 511,621,968 shares issued and outstanding at April 30, 2022 and July 31, 2021, respectively	51,365	51,162
Additional paid in capital	5,516,115	4,282,530
Accumulated deficit	(6,184,553)	(4,820,050)
Total stockholders' equity (deficit)	(616,073)	(485,358)

Total liabilities and stockholders' equity (deficit)	$18,391	$63,352

See accompanying notes to financial statements.

F-18

HALBERD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	April 30,		April 30,
	2022	2021	2022	2021

Revenue	$1,217	$1,144	$5,883	$4,182
Cost of sales	-	2,068	214	2,068
Gross profit	1,217	(924)	5,669	2,114

Operating expenses:
General and administrative	20,934	22,146	79,302	74,576
Research and development	203,408	199,664	710,788	471,446
Professional fees	72,509	5,500	575,541	52,948
Total operating expenses	296,851	227,310	1,365,631	598,970

Operating loss	(295,634)	(228,234)	(1,359,962)	(596,856)

Other income (expense):
Interest expense	(1,538)	(1,400)	(4,541)	(18,939)
Total other income (expense)	(1,538)	(1,400)	(4,541)	(18,939)

Net loss	$(297,172)	$(229,634)	$(1,364,503)	$(615,795)

Weighted average common shares outstanding - basic	512,867,867	366,469,029	512,028,140	432,475,901
Weighted average common shares outstanding - fully diluted	512,867,867	366,469,029	512,028,140	432,475,901

Net loss per common share - basic	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net loss per common share - fully diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to financial statements.

F-19

HALBERD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)

	For the Three Months Ended April 30, 2022
					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance, January 31, 2022	10,000,000	$1,000	511,621,968	$51,162	$5,211,200	$(5,887,381)	$(624,019)

Common stock issued for settlement of 3(a)(10) debts	-	-	27,044,110	2,704	6,762	-	9,466

Shares cancelled	-	-	(25,015,740)	(2,501)	2,501	-	-

Warrants granted for services	-	-	-	-	28,152	-	28,152

Contributed capital	-	-	-	-	267,500	-	267,500

Net loss for the three months ended April 30, 2022	-	-	-	-	-	(297,172)	(297,172)

Balance, April 30, 2022	10,000,000	$1,000	513,650,338	$51,365	$5,516,115	$(6,184,553)	$(616,073)

	For the Three Months Ended April 30, 2021
					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance, January 31, 2021	10,000,000	$1,000	419,621,968	$41,962	$3,859,531	$(4,245,437)	$(342,944)

Common stock issued for settlement of 3(a)(10) debts	-	-	52,000,000	5,200	13,000	-	18,200

Contributed capital	-	-	-	-	217,500	-	217,500

Net loss for the three months ended April 30, 2021	-	-	-	-	-	(229,634)	(229,634)

Balance, April 30, 2021	10,000,000	$1,000	471,621,968	$47,162	$4,090,031	$(4,475,071)	$(336,878)

F-20

	For the Nine Months Ended April 30, 2022
					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance, July 31, 2021	10,000,000	$1,000	511,621,968	$51,162	$4,282,530	$(4,820,050)	$(485,358)

Common stock issued for settlement of 3(a)(10) debts	-	-	27,044,110	2,704	6,762	-	9,466

Shares cancelled	-	-	(25,015,740)	(2,501)	2,501	-	-

Warrants granted for services	-	-	-	-	479,322	-	479,322

Contributed capital	-	-	-	-	745,000	-	745,000

Net loss for the nine months ended April 30, 2022	-	-	-	-	-	(1,364,503)	(1,364,503)

Balance, April 30, 2022	10,000,000	$1,000	513,650,338	$51,365	$5,516,115	$(6,184,553)	$(616,073)

	For the Nine Months Ended April 30, 2021
					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance, July 31, 2020	10,000,000	$1,000	302,721,539	$30,272	$3,535,228	$(3,859,276)	$(292,776)

Common stock issued for the exercise of warrants	-	-	1,000,000	100	9,900	-	10,000

Common stock issued for settlement of 3(a)(10) debts	-	-	167,900,429	16,790	41,975	-	58,765

Warrants granted for services	-	-	-	-	20,612	-	20,612

Contributed capital	-	-	-	-	482,316	-	482,316

Net loss for the nine months ended April 30, 2021	-	-	-	-	-	(615,795)	(615,795)

Balance, April 30, 2021	10,000,000	$1,000	471,621,968	$47,162	$4,090,031	$(4,475,071)	$(336,878)

See accompanying notes to financial statements.

F-21

HALBERD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	April 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,364,503)	$(615,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	315	-
Common stock warrants issued for services	479,322	20,612
Decrease (increase) in assets:
Prepaid expense	16,340	(14,583)
Increase (decrease) in liabilities:
Accounts payable	90,803	69,529
Accrued expenses	4,417	3,839
Net cash used in operating activities	(773,306)	(536,398)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(3,853)	-
Net used in investing activities	(3,853)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from exercise of warrants	-	10,000
Proceeds received on capital contributions	745,000	482,315
Proceeds received from note payable, SBA loan	-	150,000
Net cash provided by financing activities	745,000	642,315

NET CHANGE IN CASH	(32,159)	105,917
CASH AT BEGINNING OF PERIOD	40,321	2,086

CASH AT END OF PERIOD	$8,162	$108,003

SUPPLEMENTAL INFORMATION:
Interest paid	$124	$15,100
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of common stock issued on settlement of 3(a)(10) debts	$649,059	$6,904,338

See accompanying notes to financial statements.

F-22

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Basis of Presentation and Significant Accounting Policies

Nature of Business

Halberd Corporation (“Halberd”, “We”, “Us”, “the Company”) was formed in the State of Nevada on January 26, 2009. It changed its name to Tykhe Corporation on April 22, 2014, and then redomiciled to Colorado and changed its name to Alaric Corporation on January 25, 2017. On March 22, 2020, it changed its name to HALB Transition Corporation, before completing a reorganization whereby the name of the public company again became Halberd Corporation, and Alaric Corporation then became its wholly-owned subsidiary. The merger was accounted for as a reverse purchase acquisition in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 805-50, whereby the financial statements of the Target company (Halberd Corporation) were treated as the acquiring company, and the equity section of the balance sheet and earnings per share of Halberd Corporation were retroactively restated to reflect the effect of the 1:1 exchange ratio of the equity of Alaric Corporation exchanged for the equity of Halberd Corporation. There were no assets or liabilities of either entity prior to the business combination, therefore there was no Goodwill or gain or loss on the business combination.

Halberd’s primary business is the pursuit of treatments for neurodegenerative diseases, such as PTSD/ CTE (Post Traumatic Stress Disorder/Chronic Traumatic Encephalopathy), Alzheimer's Disease, Parkinson's Disease, etc.

Basis of Accounting

Our financial statements are prepared using the accrual method of accounting as generally accepted in the United States of America (U.S. GAAP) and the rules of the Securities and Exchange Commission (SEC).

Basis of Presentation

The accompanying financial statements include the accounts of the following entities, all of which are under common control and ownership as of the date of this report:

Name of Entity	Form of Entity	State of Incorporation	Relationship

Halberd Corporation	Corporation	Colorado	Parent
Alaric Corporation	Corporation	Colorado	Subsidiary

All significant inter-company transactions have been eliminated in the preparation of these financial statements.

These statements reflect all adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. Except as otherwise disclosed, all such adjustments are of a normal recurring nature. It is suggested that these unaudited financial statements be read in conjunction with the financial statements of the Company for the year ended July 31, 2021 and notes thereto included in the Company's annual report.

The Company has adopted a fiscal year end of July 31st.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

FASB ASC 280-10-50 requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company’s stores are considered operating segments, and will be aggregated into one reportable segment given the similarities in economic characteristics among the operations represented by the stores and the common nature of the products, customers and methods of distribution.

F-23

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short-term nature of the instruments. The Company had a convertible note payable that required fair value measurement on a recurring basis.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers. Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;
●	identification of the performance obligations in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, we satisfy a performance obligation.

The Company’s revenues currently consist of the sale of CBD products, including patches, roll-on applications, sprays and ointments. These products are primarily sold direct-to-consumers online, and occasionally directly to local pharmacies.

Sales are recorded when the earnings process is complete or substantially complete, and the revenue is measurable and collectability is reasonably assured, which is typically when products are shipped. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue from sales in which payment has been received, but the earnings process has not been completed.

Cost of Merchandise Sales and Occupancy Costs

Cost of merchandise sales and occupancy costs includes the following types of expenses: purchase price of inventory sold, including inbound freight charges; shipping and handling costs; inventory shrinkage costs and valuation adjustments; payroll and benefits costs; store occupancy costs, including rent, common area maintenance, property taxes, utilities, insurance, and depreciation of leasehold improvements and capitalized lease assets. Also included in cost of merchandise sales and occupancy costs is certain consideration received from vendors for vendor rebates, allowances and discounts.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred. These expenses approximated $53,936 and $46,624 for the nine months ended April 30, 2022 and 2021, respectively, as presented in general and administrative expenses within the consolidated statements of operations.

Research and Development

The Company performs research and development on its extracorporeal technological method of treating many disease states, including Alzheimer’s Disease, PTSD, Parkinson’s Disease, epilepsy and other neurodegenerative diseases, sepsis, meningitis and pandemics. The Company currently does not have any employees dedicated to research and development, but outsources these activities to Arizona State University (ASU) pursuant to an Industry Sponsored Research Agreement, which the Company and ASU entered into on September 1, 2020 (Research Agreement). The Research Agreement, which terminates on November 30, 2022, calls for monthly payments of $50,000, not to exceed $1,371,782, The Company’s research and development activities have primarily been funded by Epidemiologic Solutions Corp.). In accordance with ASC 730-10-25, these expenditures contracted to another party are expensed as incurred. These expenses approximated $710,788 and $471,446 for the nine months ended April 30, 2022 and 2021, respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

F-24

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Basic and Diluted Loss per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718) and Equity-Based Payments to Non-employees pursuant to ASC 2018-07 (ASC 2018-07). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of sufficiently large disincentives for nonperformance.

Uncertain Tax Positions

In accordance with ASC 740, “Income Taxes” (“ASC 740”), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Adoption of New Accounting Standards and Recently Issued Accounting Pronouncements

There are no recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

Note 2 – Going Concern

As shown in the accompanying condensed consolidated financial statements, the Company has incurred recurring losses from operations resulting in an accumulated deficit of $6,184,553, negative working capital of $470,892, and as of April 30, 2022, the Company’s cash on hand may not be sufficient to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new customers to increase revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. Management believes these factors will contribute toward achieving profitability. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Convertible Judgments Payable and Contingent Liabilities

On May 7, 2014, the Company entered into a court ordered settlement in Securities Counselors, Inc. v. Halberd Corporation, Case No. 13 L 00000668 for a total of $279,447 that is to be settled with the payment of 441,278,914 shares of common stock to be issued in tranches pursuant to a Section 3(a)(10) exemption from the Securities Act of 1933's registration requirements. Through April 30, 2022, there were a total of 162,588,671 shares issued in partial extinguishment of this nonmonetary obligation. As of April 30, 2022, there was a balance outstanding of $176,485 on this judgment that could be converted into approximately 278,690,243 shares of the Company’s common stock at a rate of approximately $0.00063 per share.

F-25

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On November 25, 2014, in Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc., Case No. 14 L 825, Halberd Corporation, then named Tykhe Corporation, agreed to a settlement in the amount of $2,822,209, whereby the Company agreed to issue 486,850,070 shares of its common stock at an issuance price of $0.0057969 per-share in exchange for an interest in various cannabis farming operations in accordance with the November 25, 2014 court order. This November 25, 2014 court order covered several different public companies which participated in this initiative, agreeing to issue shares in exchange for interests in such cannabis farming operations. The Texas Wyoming court order further provided that Securities Counselors Inc. was entitled to 19,438,077 shares of common stock in Halberd Corporation in extinguishment of its accrued liability of $112,680.10 for additional legal services rendered, which were in addition to the legal services rendered immediately prior to, and covered by, the Securities Counselors, Inc. v. Halberd Corporation Case No. 13 L 00000668.

That November 25, 2014, Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc. order, however, was later modified in May 2016, effectively extinguishing for Halberd, both the obligation to issue shares as well as any entitlements with respect thereto, except for the share entitlement for legal services. The most relevant provisions relating to this matter of Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc. appear in paragraph 6 stating as follows: “Halberd is hereby relieved of its obligations in accordance with the Securities Counselors, Inc. v. Texas Wyoming Drilling, Inc. 2014 Order, including any obligation to issue the 486,850,070 shares … and …. to receive shares in any of the other Issuers is hereby extinguished. The 19,438,077 shares, which Halberd was obligated to issue SCI shall increase to 321,943,143, to reflect the corresponding decrease in its share price.” Mathematically, the $112,680 divided by the 321,943,143 shares is $0.00035 per-share.

As of April 30, 2022, there was a balance outstanding of $30,449 on this judgment that could be converted into approximately 86,998,604 shares of the Company’s common stock at a rate of approximately $0.00035 per share. A total of 234,944,539 shares were issued in satisfaction of approximately $82,231 of this obligation over various dates from August 5, 2020 through February 18, 2022.

Note 4 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

F-26

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of April 30, 2022 and July 31, 2021, respectively:

	Fair Value Measurements at April 30, 2022
	Level 1	Level 2	Level 3
Assets
Cash	$8,162	$-	$-
Total assets	8,162	-	-
Liabilities
Convertible judgments payable	-	-	6,582,399
Note payable, SBA loan	-	150,000	-
Total liabilities	-	150,000	6,582,399
	$8,162	$(150,000)	$(6,582,399)

	Fair Value Measurements at July 31, 2021
	Level 1	Level 2	Level 3
Assets
Cash	$40,321	$-	$-
Total assets	40,321	-	-
Liabilities
Convertible judgments payable	-	-	15,591,498
Note payable, SBA loan	-	150,000	-
Total liabilities	-	150,000	15,591,498
	$40,321	$(150,000)	$(15,591,498)

The fair value of our convertible judgments payable is based on the fair market value of the underlying shares that are to be used to settle the judgments, and are considered Level 3 inputs as defined by ASC Topic 820-10-35.

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the nine months ended April 30, 2022 or the year ended July 31, 2021.

Note 5 – Note Payable, SBA Loan

Note payable, SBA loan consisted of the following at April 30, 2022 and July 31, 2021, respectively:

	April 30,	July 31,
	2022	2021

On September 2, 2020, the Company, borrowed $150,000 from Standard Financing, pursuant to a Promissory Note issued by the Company to Standard Financing (the “SBA Loan”). The loan was made pursuant to the Covid-19 Economic Injury Disaster Loan Program established as part of the Coronavirus Aid, Relief, and Economic Security Act (the “EIDL Program”). The SBA Loan carried interest at 3.75% per annum, payable in $731 monthly payments over thirty (30) years from the date of the note, with the initial payment deferred until September 2, 2022.	$150,000	$150,000

Total note payable, SBA loan	$150,000	$150,000

The Company recorded interest expense on notes payable in the amount of $4,417 and $3,839 for the nine months ended April 30, 2022 and 2021, respectively.

F-27

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6 – Changes in Stockholders’ Equity (Deficit)

Series A Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.0001 per share, of which 10,000,000 have been designated as Series A Preferred Stock (“Series A Preferred”), with the remaining 15,000,000 shares available for designation from time to time by the Board as set forth below. As of April 30, 2022, there were 10,000,000 shares of Series A Preferred issued and outstanding. The Board of Directors is authorized to determine any number of series into which the undesignated shares of preferred stock may be divided and to determine the rights, preferences, privileges and restrictions granted to any series of the preferred stock.

Common Stock

Common stock consists of $0.0001 par value, 800,000,000 shares authorized, of which 513,650,338 shares were issued and outstanding as of April 30, 2022.

Common Stock Issued in Satisfaction of Convertible Judgments Payable

On February 18, 2022, the Company issued 27,044,110 shares in satisfaction of $9,466 of Judgments Payable at a conversion rate of $0.00035 per share pursuant to a court ordered judgment under Rule 3(a)(10).

Cancellation of Common Stock

On February 21, 2022, the Company cancelled 25,015,740 previously issued shares due to non-performance.

Contributed Capital

On various dates between August 1, 2021 and April 27, 2022, Epidemiologic Solutions Corp. contributed capital in the combined amount of $745,000 to pay expenses for operations, primarily for its research and development.

Note 7 – Common Stock Warrants

Warrants to purchase a total of 485,850,000 shares of common stock at a weighted average strike price of $0.01 were outstanding as of April 30, 2022.

Warrants Granted for Services

On April 24, 2022, the Company issued warrants to purchase 1,000,000 shares, exercisable at $0.019 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 239% and a weighted average call option value of $0.0188, was $18,768.

On April 24, 2022, the Company issued warrants to purchase 500,000 shares, exercisable at $0.019 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 239% and a weighted average call option value of $0.0188, was $9,384.

On January 22, 2022, the Company issued warrants to purchase 750,000 shares, exercisable at $0.0196 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 292% and a weighted average call option value of $0.0196, was $14,685.

On January 15, 2022, the Company issued warrants to purchase 10,000,000 shares, exercisable at $0.0206 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 293% and a weighted average call option value of $0.0206, was $205,788.

On December 15, 2021, the Company issued warrants to purchase 1,000,000 shares, exercisable at $0.0175 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 297% and a weighted average call option value of $0.0175, was $17,484.

On December 5, 2021, the Company issued warrants to purchase 10,000,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $187,853.

On December 5, 2021, the Company issued warrants to purchase 1,000,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $18,785.

F-28

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On December 5, 2021, the Company issued warrants to purchase 350,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $6,575.

Amended Warrants

On December 5, 2021, the Company cancelled previously issued warrants to purchase 250,000 shares, exercisable at $0.0235 per share and issued new warrants to purchase 250,000 shares, exercisable at $0.0188 per share over a ten-year term, to an individual for services provided. The estimated fair value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 300% and a weighted average call option value of $0.0188, was $4,696, which was not materially different than the value of the cancelled warrants.

Note 8 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

As of April 30, 2022, the Company incurred a taxable net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. The Company had approximately $3,935,000 of federal net operating loss carry forwards at April 30, 2022. The net operating loss carry forwards, if not utilized, will begin to expire in 2029.

The components of the Company’s deferred tax asset are as follows:

	April 30,	July 31,
	2022	2021
Deferred tax assets:
Net operating loss carry forwards	$826,350	$640,500

Net deferred tax assets before valuation allowance	$826,350	$640,500
Less: Valuation allowance	(826,350)	(640,500)
Net deferred tax assets	$-	$-

Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at April 30, 2022 and July 31, 2021, respectively. The Company had no uncertain tax positions as of April 30, 2022. A reconciliation between the amounts of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

	April 30,	July 31,
	2022	2021

Federal and state statutory rate	21%	21%
Change in valuation allowance on deferred tax assets	(21%)	(21%)

Note 9 – Commitments and Contingencies

The Company may be involved in various inquiries, administrative proceedings and litigation relating to matters arising from our operations prior to the change in management and spin-off of our subsidiary on July 31, 2012. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that could have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of these matters but believes they are not likely to have a material adverse effect upon the Company’s financial position or results of operations and, accordingly, no provision for loss has been recorded.

F-29

Halberd Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company has received a binding funding commitment from Epidemiological Solutions Corporation, a charitable organization recently approved by the Internal Revenue Service and qualified under Internal Revenue Code section 501(c)(3), for $2,000,000 to fund the Company’s research and development endeavors. As of April 30, 2022, $889,782 had been paid on this commitment, beginning with the first payment of $21,782 on, or about, September 2, 2020, as presented as Contributed Capital within the Statement of Stockholders Equity (Deficit). The charitable organization is committed to monthly payments of $50,000 pursuant to its sponsored research agreement with Arizona State University.

The Company performs research and development on its extracorporeal technological method of treating many disease states, including Alzheimer’s Disease, PTSD, Parkinson’s Disease, epilepsy and other neurodegenerative diseases, sepsis, meningitis and pandemics. These research and development activities are outsourced to Arizona State University (ASU) pursuant to an Industry Sponsored Research Agreement, which the Company and ASU entered into on September 1, 2020 (Research Agreement). The Research Agreement, which terminates on November 30, 2022, calls for monthly payments of $50,000, not to exceed $1,371,782. As of July 31, 2021, the Company has paid an aggregate $521,782, leaving $850,000 owed on the agreement.

On May 7, 2014, the Company entered into a court ordered settlement for a total of $279,447 that is to be settled with the payment of shares of common stock pursuant to a Section 3(a)(10) exemption from the Securities Act of 1933's registration requirements. As of April 30, 2022, there was a balance outstanding of $176,485 on this judgment that could be converted into approximately 278,690,243 shares of the Company’s common stock at a rate of approximately $0.00063 per share.

On November 25, 2014, a judgment in the amount of $2,934,889 was awarded against the Company’s wholly-owned subsidiary, Alaric Corporation. On April 29, 2016, a total of $2,822,209 of this was relinquished pursuant to an exchange of properties. The remaining $112,680 judgment was replaced on May 4, 2016, pursuant to a new judgment. As of April 30, 2022, there was a balance outstanding of $30,449 on this judgment that could be converted into approximately 86,998,604 shares of the Company’s common stock at a rate of approximately $0.00035 per share.

As of April 30, 2022 and 2021, the aggregate market value of the Company’s judgments payable in common stock was $6,582,399 and $16,876,585, respectively, based on the closing stock prices of $0.018 and $0.039 per share, respectively.

Note 10 – Subsequent Events

The Company evaluates events that have occurred after the balance sheet date through the date hereof, which these financial statements were issued. No events occurred of a material nature that would have required adjustments to or disclosure in these financial statements except as follows:

Capital Contributions

On May 5, 2022, the Company received $50,000 in contributed capital from Epidemiologic Solutions Corp.

Cancellation of Common Stock

On July 22, 2022, the Company cancelled 2,028,370 previously issued shares due to non-performance.

F-30

ITEM 14: CHANGES TO AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

B.F. Borgers CPA was appointed as auditor of Halberd on December 24, 2021. There has been no changes or disagreements with the Borgers audit firm and B.F. Borgers CPA continues to serve in such capacity to HALB

ITEM 15: EXHBITS; FINANCIAL STATEMENT SCHEDULES

Financial Statements

Exhibits

Exhibit No	Description
2 *	Plan of Reorganization

3.1 & 4 *	Articles of Incorporation

3.2 *	Bylaws

10.1 *	Material Contracts: Halberd Agreement with Arizona State University

10.2 *	Material Contracts: Halberd Agreement with GreenbioAZ

10.3 *	Material Contracts: Halberd Extension Agreement with GreenbioAZ

10.4 *	List of Patents & Related IP - Granted & Pending

10.5	Material Contracts: Phoenix Group Engagement Agreement

10.6	Material Contracts: mdi Consulting Agreement

10.7	3 Patent Office Patent Descriptions

10.8	Material Contracts: Intellectual Property Commercialization Agreement

23.1	Consent to Audit Report from B.F. Borgers CPA.

_______

* Filed in original Form 10 filing May 11, 2022 and not filed herewith.

48

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HALBERD CORPORATION

Date: August 15, 2022	By:	/s/ William A. Hartman
William A. Hartman, Chairman, President, CEO, Principal Executive Officer and Principal Financial Officer

49